PRA GROUP EUROPE HOLDING II S.À R.L.,
as Issuer,

PRA GROUP, INC.,
as Parent Guarantor,

the GUARANTORS named herein,
as Guarantors,

U.S. Bank Trustees Limited,
as Trustee,

and

U.S. Bank Europe DAC,
as Paying Agent, Registrar and Transfer Agent

________________________

INDENTURE

Dated as of September 30, 2025

________________________

6.250% Senior Notes due 2032

TABLE OF CONTENTS
Page
Article I Definitions and Incorporation by Reference.                     1

Section 1.01 Definitions                                 1
Section 1.02 Other Definitions                             29
Section 1.03 [Reserved]                                 30
Section 1.04 Rules of Construction                         31

Article II The Notes                                         31

Section 2.01 Form and Dating                             31
Section 2.02 Execution and Authentication                     32
Section 2.03 Paying Agent, Transfer Agent and Registrar             32
Section 2.04 Paying Agent to Hold Money                     32
Section 2.05 Holder Lists                                 33
Section 2.06 Transfer and Exchange                         33
Section 2.07 Replacement Notes                             33
Section 2.08 Outstanding Notes                             33
Section 2.09 Temporary Notes                             34
Section 2.10 Cancellation                                 34
Section 2.11 Registered Holders                             34
Section 2.12 Common Code Numbers, ISINs, etc.                 34
Section 2.13 Issuance of Additional Notes                     34
Section 2.14 Defaulted Interest                             35
Section 2.15 Payment of Additional Amounts                     35

Article III Redemption.. 38

Section 3.01 Notices to Trustee                             38
Section 3.02 Selection of Notes to Be Redeemed                     38
Section 3.03 Notice of Redemption                         39
Section 3.04 Effect of Notice of Redemption                     39
Section 3.05 Deposit of Redemption Price                     40
Section 3.06 Notes Redeemed in Part                         40
Section 3.07 Optional Redemption                         40
Section 3.08 Redemption for Tax Reasons                     41

Article IV Covenants. 42

Section 4.01 Payment of Notes                             42
Section 4.02 SEC Reports                                 42
Section 4.03 Limitation on Indebtedness                         44
Section 4.04 Limitation on Restricted Payments                     46
Section 4.05 Dividend and Other Payment Restrictions Affecting Restricted                                           Subsidiaries                              50
Section 4.06 Limitation on Asset Sales                         51
Section 4.07 Limitation on Affiliate Transactions                 54
Section 4.08 Limitation on Line of Business                     55

Section 4.09 Change of Control                             55
Section 4.10 Limitation on Liens                             56
Section 4.11 Additional Guarantors                         57
Section 4.12 Limitation on Investment Company Status                 57
Section 4.13 Further Instruments and Acts                     57
Section 4.14 Suspension of Certain Covenants                     57
Section 4.15 Limited Condition Transactions                     59

Article V Successor Company                                 60

Section 5.01 When Company May Merge or Transfer Assets             60

Article VI Defaults and Remedies                                 61

Section 6.01 Events of Default                             61
Section 6.02 Acceleration                                 63
Section 6.03 Waiver of Past Defaults                         64
Section 6.04 Other Remedies                             64
Section 6.05 Compliance Certificate                         65
Section 6.06 Control by Majority                             65
Section 6.07 Limitation on Suits                             65
Section 6.08 Rights of Holders to Receive Payment                 66
Section 6.09 Collection Suit by Trustee                         66
Section 6.10 Trustee May File Proofs of Claim                     66
Section 6.11 Priorities                                 66
Section 6.12 Undertaking for Costs                         67
Section 6.13 Waiver of Stay or Extension Laws                     67

Article VII Trustee. 67

Section 7.01 Duties of Trustee                             67
Section 7.02 Rights of Trustee                             68
Section 7.03 Individual Rights of Trustee                     70
Section 7.04 Trustee’s Disclaimer                         70
Section 7.05 Notice of Defaults                             70
Section 7.06 [Reserved]                                 70
Section 7.07 Compensation and Indemnity                     70
Section 7.08 Replacement of Trustee                         71
Section 7.09 Successor Trustee by Merger                     71

Article VIII Discharge of Indenture; Defeasance                         72

Section 8.01 Satisfaction and Discharge                         72
Section 8.02 Legal Defeasance and Covenant Defeasance             72
Section 8.03 Conditions to Defeasance                         73
Section 8.04 Application of Trust Money                        74
Section 8.05 Repayment to Issuer                             74
Section 8.06 Indemnity for                             74
Section 8.07 Reinstatement                             74

Article IX Amendments                                     74

Section 9.01 Without Consent of Holders                     74
Section 9.02 With Consent of Holders                         75
Section 9.03 Notice of Amendments                         76
Section 9.04 [Reserved]                                 76
Section 9.05 Revocation and Effect of Consents and Waivers             76
Section 9.06 Notation on or Exchange of Notes                     76
Section 9.07 Trustee To Sign Amendments                     77
Section 9.08 Officers’ Certificate and Opinion of Counsel To Trustee         77

Article X Guarantees                                         77

Section 10.01 Guarantees                                 77
Section 10.02 Limitation on Liability                         78
Section 10.03 Successors and Assigns                         79
Section 10.04 No Waiver                                 79
Section 10.05 Modification                                 79
Section 10.06 Release of Guarantor                         79
Section 10.07 Contribution                                 80
Section 10.08 Non-Impairment                             80

Article XI Miscellaneous                                     80

Section 11.01 Trust Indenture Act Controls                     80
Section 11.02 Notices                                 80
Section 11.03 Communication by Holders with Other Holders             81
Section 11.04 Certificate and Opinion as to Conditions Precedent         82
Section 11.05 Statements Required in Certificate or Opinion             82
Section 11.06 When Notes Disregarded                         82
Section 11.07 Rules by Trustee, Paying Agent and Registrar             82
Section 11.08 Legal Holidays                             82
Section 11.09 Governing Law; Waiver of Jury Trial; Jurisdiction             82
Section 11.10 No Recourse Against Others                     83
Section 11.11 Successors                                 83
Section 11.12 Multiple Originals                             83
Section 11.13 Table of Contents; Headings                     83
Section 11.14 Entire Agreement                             84
Section 11.15 Severability                                 84
Section 11.16 No Adverse Interpretation of Other Agreements             84
Section 11.17 Force Majeure                             84
Section 11.18 U.S.A. Patriot Act                             84
Section 11.19 Judgment Currency                             84
Section 11.20 Contractual Recognition of Bail-in                     85

Rule 144A/Regulation S Appendix
Exhibit I - Form of Initial Note
Exhibit II - Form of Transferee Letter of Representations

INDENTURE dated as of September 30, 2025, among PRA Group Europe Holding II S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 53, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés Luxembourg) under number B185155 (the “Issuer”), PRA GROUP, INC., a Delaware corporation (together with its successors or assigns, the “Company”), as parent guarantor, the other Guarantors (as defined below) listed on the signature pages hereto, U.S. BANK TRUSTEES LIMITED, as trustee, and U.S. BANK EUROPE DAC, as paying agent, transfer agent and registrar.

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders:

Article I
Definitions and Incorporation by Reference
Section 1.01 Definitions.

“2028 Notes” means the $400.0 million aggregate principal amount of the Company’s 8.375% Senior Notes due 2028, issued pursuant to an Indenture, dated February 6, 2023, by and among the Company, the guarantors party thereto and Regions Bank, as trustee.

“2029 Notes” means the $350.0 million aggregate principal amount of the Company’s 5.00% Senior Notes due 2029, issued pursuant to an Indenture, dated September 22, 2021, by and among the Company, the guarantors party thereto and Regions Bank, as trustee.

“2030 Notes” means the $550.0 million aggregate principal amount of the Company’s 8.875% Senior Notes due 2030, issued pursuant to an Indenture, dated May 20, 2024 (as supplemented by an officers’ certificate, dated November 25, 2024), by and among the Company, the guarantors party thereto and Regions Bank, as trustee.

“Acquired Indebtedness” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means Notes issued under this Indenture after the Issue Date and in compliance with Sections 2.13 and 4.03, it being understood that any Notes issued in exchange for or replacement of any Initial Note issued on the Issue Date shall not be an Additional Note.

“Affiliate” of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person or (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents” means the Paying Agents, the Registrar, the Transfer Agent, any co-paying agent, co-registrar or co-transfer agent.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(i) 1.0% of the principal amount of such Note; and

(ii) the excess, if any, of (1) the present value at such Redemption Date of (x) the redemption price of such Note on September 30, 2028 (such redemption price as set forth in Section 3.07(b)), plus (y) all required remaining interest payments due on such Note through September 30, 2028 (but excluding accrued but unpaid interest to such Redemption Date), computed using a discount rate equal to the Bund Rate as of such Redemption Date (or, if greater than such Bund Rate, zero) plus 50 basis points; over (2) the principal amount of such Note. The Issuer shall determine the Applicable Premium and the Trustee, the Paying Agent, the Transfer Agent and the Registrar shall have no obligation to calculate or verify the Applicable Premium.

“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5.0 billion.

“Asset” means each purchased Receivable and any property or other right obtained by the Company or any of its Subsidiaries in connection with collection of any such purchased Receivable or in substitution therefor, all of which constitutes part of the Asset Pool into which such purchased Receivable was initially delivered.

“Asset Pool” means all Receivables and other Assets, as the context may require, which Receivables shall all have been purchased from sellers of finance receivables, together with (i) each and every Asset obtained in replacement or satisfaction of or substitution for, any such Receivable so purchased, (ii) each and every item of property obtained by the Company or any of its Subsidiaries as a result of its collection activities with respect to any such purchased Receivable, (iii) each and every item of collateral or security, including all security interests, liens, guarantees and other interests securing payment of any purchased Receivable, and all other rights and interests of the Company or its Subsidiaries with respect to each purchased Receivable, (iv) each judgment rendered in respect to a Receivable, together with all lien rights related thereto, (v) Asset Pool Proceeds derived from or paid or payable with respect thereto, together with any and all earnings thereon, and (vi) each and every other right, claim and interest associated therewith. For the avoidance of doubt, loan participations shall constitute Asset Pools for purposes of this Indenture.

“Asset Pool Proceeds” means, with respect to an Asset Pool, any and all payments, revenues, income, receipts, collections, recoveries and other proceeds or assets received with respect to such Asset Pool, including, without limitation, (i) payments of principal, interest, fees, late charges, insufficient funds charges, guaranty payments and any interest thereon, credit insurance costs, guaranty fees and other amounts recovered on account of any Asset in such Asset Pool, and (ii) settlements, compromises, liquidations, foreclosure proceeds, dispositions, sales, transfers or other proceeds, whether cash or otherwise, received as a result of or in any way in connection with collection activities related to any Asset or in connection with the sale of any Asset constituting a part of such Asset Pool.

“Asset Pool Seller” means, with respect to an Asset Pool, the party which has agreed to sell a specified Asset Pool to the Company or any of its Subsidiaries pursuant to the terms of a Purchase Agreement.

“Asset Sale” means:

(i) the sale, lease, conveyance or other disposition of any assets or rights (including by way of a sale and leaseback) by the Company or any Restricted Subsidiary to any Person other than the Company or any Restricted Subsidiary other than in the ordinary course of business (provided, however, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, shall be governed by Section 4.09 or Section 5.01 and not by Section 4.06); and

(ii) the issue or sale by the Company or any Restricted Subsidiaries to any Person (other than the Company or any Restricted Subsidiaries) of Equity Interests of any of the Company’s Subsidiaries; in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions that have a Fair Market Value in excess of the greater of (a) $160.0 million or (b) 3.0% Consolidated Total Assets or for net proceeds in excess of the greater of (a) $160.0 million or (b) 3.0% Consolidated Total Assets.

Notwithstanding the foregoing, the term “Asset Sale” shall not include:

(i) any disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by Section 4.04 and any disposition that constitutes a Permitted Investment;

(ii) any transfer of assets between or among the Company or any Restricted Subsidiaries;

(iii) the sale of NFR Assets;

(iv) the disposition of cash or Cash Equivalents;

(v) terminations of Hedging Obligations;

(vi) any financing transaction with respect to assets or rights of the Company or any Restricted Subsidiary, including any sale and leaseback of assets or rights not prohibited by Section 4.03 or Section 4.10;

(vii) any surrender or waiver of contract rights or a settlement, release or surrender of contract, tort or other claims of any kind;

(viii) the grant of any Lien not prohibited by this Indenture and any foreclosure or exercise in respect thereof; and

(ix) any disposition of Permitted Purchase Obligations to a Permitted Purchase Obligations SPV.

“Attributable Debt” means, on any date, (a) in respect of a Sale/Leaseback Transaction, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), (b) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (c) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease and (d) in respect of any Permitted Purchase Obligation of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(ii) the sum of all such payments.

“Banking Product Obligations” means any obligations of the Company or any Restricted Subsidiary owed to any Person in respect of treasury management services (including services in connection with operating, collections, payroll, trust or other depository or disbursement accounts, including automated clearinghouse, e‑payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depositary, information reporting, lock‑box and stop payment services), commercial credit card and merchant card services, stored value card services, other cash management services, lock‑box leases and other banking products or services related to any of the foregoing.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board of Directors.

“Bund Rate” means, with respect to any Redemption Date, the rate per annum equal to the equivalent yield to maturity as of such Redemption Date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such Redemption Date, where:

(1) “Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such Redemption Date to September 30, 2028 and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a maturity most nearly equal to September 30, 2028; provided that if the period from such Redemption Date to September 30, 2028, is less than one year, a fixed maturity of one year will be used;

(2) “Comparable German Bund Price” means, with respect to any Redemption Date, the average of the Reference German Bund Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Issuer obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

(3) “Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Issuer; and

(4) “Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any Redemption Date, the average as determined by the Issuer of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany time on the third Business Day preceding such Redemption Date.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States of America, Dublin, Ireland, Luxembourg or the place of payment are authorized or required by law to close; provided, however, that for any payments to be made under this Indenture, such day shall also be a day on which the T2 payment system is open for the settlement of payments.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible, or exchangeable for, Capital Stock.

“Capitalized Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

“Cash Equivalents” means:

(i) obligations (1) issued or directly and unconditionally guaranteed as to interest and principal by the government of the United States, Canada, the United Kingdom, the European Union or a Member State of the European Union, Switzerland, Norway, Japan or Australia or (2) issued by any agency of the government of the United States, Canada, the United Kingdom, the European Union or a Member State of the European Union, Switzerland, Norway, Japan or Australia (in each case, the obligations of which are backed by the full faith and credit of such government), in each case maturing within twelve months after acquisition thereof, or certificates representing an ownership interest in any such obligations;

(ii) securities issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after acquisition thereof and having, at the time of acquisition, a rating of at least A‑1 from S&P or at least P‑1 from Moody’s;

(iii) demand and time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one of Moody’s or S&P or any money market fund sponsored by a registered broker dealer or mutual fund distributor;

(iv) repurchase obligations for underlying securities of the type described in clauses (ii) and (iii) of this definition entered into with any financial institution meeting the qualifications specified in such clause (iii);

(v) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time at which any investment therein is made of “P‑1” (or higher) according to Moody’s or “A‑1” (or higher) according to S&P; and

(vi) interests in any investment company or money market fund that invests substantially all of its assets in instruments of the types described in clauses (i) through (v) of this definition.

“Change of Control” means the occurrence of any of the following:

(i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and the Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act);

(ii) the adoption of a plan relating to the liquidation or dissolution of the Company;

(iii) any “person” (as defined above), is or becomes the “beneficial owner” (as such term is defined in Rule 13d‑3 and Rule 13d‑5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50.0% of the Voting Stock of the Company (measured by voting power rather than number of shares);

(iv) the Company consolidates with, or merges with or into any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

(v) the Issuer ceases to be a direct or indirect Wholly-Owned Restricted Subsidiary of the Company; provided, however, that clause (iii) of this definition shall not include any transaction where (x) the Company becomes a direct or indirect wholly‑owned Subsidiary of a holding company, and (y) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction and have substantially the same relative ownership percentages as immediately prior to that transaction.

“Clearing Systems” means Euroclear and Clearstream.

“Clearstream” means Clearstream Banking, S.A., or any successor securities clearing agency.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Depositary” means with respect to the Notes, U.S. Bank Europe DAC, its nominees and their respective successors, acting in the capacity of common depository for Euroclear and Clearstream or, as applicable, such other nominee of or custodian for Euroclear and/or Clearstream, as applicable, as may be acceptable to the Company and named or otherwise appointed in accordance with the customary practice or policies of Euroclear or Clearstream.

“Consolidated Funded Debt” means, as of any applicable date of determination, all Funded Debt of the Company and its Subsidiaries determined on a consolidated basis according to GAAP.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and the Restricted Subsidiaries computed on a consolidated basis under GAAP (other than non‑cash interest expense attributable to convertible indebtedness under Accounting Practices Bulletin 14‑1 or any successor provision), less interest income for such period, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or any Restricted Subsidiaries, without duplication:

(i) interest expense attributable to Capital Lease Obligations, the interest portion of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, and the interest component of any deferred payment obligations;

(ii) amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost; provided, however, that any amortization of bond premium shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(iii) capitalized interest;

(iv) non‑cash interest expense; provided, however, that any non‑cash interest expense or income attributable to the movement in the mark to mark valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense;

(v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(vi) net payments pursuant to Hedging Obligations;

(vii) the product of (1) all dividends accrued in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary, in each case, held by Persons other than the Company or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company), times (2) a fraction of the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Company in good faith);

(viii) interest incurred in connection with Investments in discontinued operations; and

(ix) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by a Lien on the assets of) the Company or any Restricted Subsidiary.

“Consolidated Net Income” means, for any period, net earnings (or loss) after income taxes of the Company and the Restricted Subsidiaries, determined on a consolidated basis for such Persons, in accordance with GAAP, but excluding:

(i) net earnings (or loss) of any Restricted Subsidiary accrued prior to the date it became a Restricted Subsidiary;

(ii) any gain or loss (net of tax effects applicable thereto) resulting from the sale, conversion or other disposition of any assets other than intangible assets (so classified in accordance with GAAP), inventories, accounts receivable and Investments in and securities of any other person other than in the ordinary course of business;

(iii) any extraordinary or non‑recurring gains or losses;

(iv) any gain (net of tax effects attributable thereto) arising from any reappraisal or write‑up of assets and any gain or loss (net of tax effects attributable thereto) arising from the non‑cash effect of equity compensation expense;

(v) any portion of the net earnings of any Restricted Subsidiary other than a Guarantor or the Issuer that for any reason is unavailable for payment of dividends to the Company or any other Restricted Subsidiary, except to the extent such dividends are actually paid;

(vi) any gain or loss (net of tax effects applicable thereto) during such period resulting from the receipt of any proceeds of any insurance policy;

(vii) except as set forth herein, any earnings of any Person acquired by the Company or any Restricted Subsidiary through the purchase, merger or consolidation or otherwise, or earnings of any Person substantially all of the assets of which have been acquired by the Company or any Restricted Subsidiary, for any period prior to the date of acquisition;

(viii) net earnings of any Person (other than a Restricted Subsidiary) in which the Company or any Restricted Subsidiary shall have an ownership interest unless such net earnings shall actually have been received by the Company or such Restricted Subsidiary in the form of cash distributions; and

(ix) any restoration during such period to income of any contingency reserve (other than any contingency reserve for taxes), except to the extent that provision for such reserve was made during such period out of income accrued during such period.

“Consolidated Senior Secured Indebtedness” means, as of any date of determination, all Consolidated Funded Debt that, as of such date, is secured by any Lien on any asset or property of the Company or any of the Restricted Subsidiaries.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Indebtedness as of such date to (b) EBITDA for the period of the most recently ended four full fiscal quarters for which financial statements have been delivered to the Trustee.

“Consolidated Total Assets” means, as of any date of determination, the total assets reflected on the consolidated balance sheet of the Company and the Restricted Subsidiaries as of the end of the most recently ended fiscal quarter of the Company for which an internal balance sheet is available, on a consolidated basis determined in accordance with GAAP (and, in the case of any determination relating to any incurrence of Indebtedness, any Lien or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Debt as of such date to (b) EBITDA for the period of the most recently ended four full fiscal quarters.

“Credit Facility” means the credit agreements governing the PRA Credit Facilities and one or more additional credit agreements, indentures, note purchase agreements or other debt facilities, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), Refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Default” means any event that is or, with the passage of time or the giving of notice or both, would be an Event of Default.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Regulated Bank or a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Company or any one or more Guarantors.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(i) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(ii) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(iii) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part; in each case on or prior to 91 days after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(i) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and set forth in Section 4.06 or Section 4.09, respectively; and

(ii) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price shall be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following, without duplication, to the extent deducted in calculating such Consolidated Net Income:

(i) the provision for federal, state, local and foreign income taxes payable by the Company and the Restricted Subsidiaries for such period;

(ii) Consolidated Interest Expense for such period;

(iii) depreciation and amortization (including amortization or impairment write‑offs of goodwill and other intangibles) of the Company and the Restricted Subsidiaries for such period;

(iv) fees, costs and expenses incurred in respect of the offering of the Notes or in connection with any disposition, incurrence of Consolidated Funded Debt, Acquisition, Investment or offering of Equity Interests, in each case as permitted under this Indenture;

(v) all other non-cash charges for such period, to the extent such charges do not represent a cash charge in such period or any future period and all as determined in accordance with GAAP; and

(vi) Recoveries Applied to Negative Allowance, net of changes in expected recoveries,

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company (directly or indirectly) by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERC” means, for any date of calculation, the aggregate amount of estimated remaining collections projected to be received by the Company and the Restricted Subsidiaries from all Right to Collect Accounts and all performing, sub-performing or charged-off accounts, loans, receivables, mortgages, debentures or claims or other similar assets or instruments or portfolios thereof owned by the Company and the Restricted Subsidiaries (excluding, for the avoidance of doubt, any Trust Management Assets and any Right to Collect Accounts, performing, sub-performing or charged-off accounts, cash and bank accounts or other similar assets or instruments which are (or will be) held on trust for a third party which is not the Company or any Restricted Subsidiary), as calculated by the Portfolio ERC Model, as of the last day of the month most recently ended prior to the date of calculation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Euroclear” means Euroclear Bank SA/NV, or any successor securities clearing agency.

“European Government Obligations” means direct obligations of, or obligations guaranteed by, a member state of the European Union, and the payment for which such Member State of the European Union pledges its full faith and credit.

“European Revolving Credit Facility” means that certain Multicurrency Revolving Credit Facility Agreement, dated as of November 23, 2022 (as amended by the Amendment, dated as of October 28, 2024, and as may be further amended, modified, supplemented, released, discharged, extended, restated or amended and restated from time to time), by and among PRA Group Europe Holding S.à r.l. and its Swiss branch, PRA Group Europe Holding S.à r.l., Zug Branch, as borrowers, the Company and the other guarantors party thereto from time to time, the lenders party thereto from time to time and DNB Bank ASA, as the facility agent and security agent.

“European Union” means the European Union as of the Issue Date.

“Exchange” means the Luxembourg Stock Exchange.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded U.S. Subsidiary” means any U.S. Subsidiary of the Company substantially all of the assets of which consist (directly or indirectly through one or more Excluded U.S. Subsidiaries) of equity securities of one or more “controlled foreign corporations” as defined in Section 957 of Internal Revenue Code of 1986, as amended (the “Code”).

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value of the property or assets in question shall be determined in good faith by an appropriate financial officer of the Company unless such Fair Market Value (excluding the Fair Market Value of any portion of such asset or property consisting of cash or Cash Equivalents) is determined to be in excess of $50.0 million, in which case it shall be determined in good faith by the Board of Directors, whose determination shall be conclusive and, in the case of any determination made by the Board of Directors, evidenced by a resolution of the Board of Directors.

“Fitch” means Fitch Ratings, Inc., or any successor thereto.

“Fixed Charge Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements of the Company are available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(i) if the Company or any Restricted Subsidiary has incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio is an incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period; provided, however, that the pro forma calculation of Consolidated Interest Expense shall not give effect to any Indebtedness incurred on the date of determination pursuant to Section 4.03(b);

(ii) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Cash Equivalents used to repay, repurchase, defease or otherwise discharge such Indebtedness; provided, however, that the pro forma calculation of Consolidated Interest Expense shall not give effect to the discharge on the date of determination of any Indebtedness to the extent such discharge results from proceeds of Indebtedness incurred pursuant to Section 4.03(b);

(iii) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Sale for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(iv) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(v) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Sale, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (iii) or (iv) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate hedging agreement applicable to such Indebtedness if such agreement has a remaining term in excess of twelve months). If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.

“Foreign Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.

“Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) the outstanding principal amount of all obligations for borrowed money, whether current or long-term and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar documents, (b) all purchase money Indebtedness, (c) the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by the Company or any Subsidiary (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) (for the avoidance of doubt, such deferred purchase price of property or services shall not include accrued bonuses or other compensation), (f) the Attributable Debt of Capitalized Leases, Permitted Purchase Obligations and Synthetic Leases, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment on or prior to the 90th day following September 30, 2032 in respect of any Equity Interests in such Person or any other Person (other than customary put rights or redemption obligations arising as a result of a change of control), valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Funded Debt of others secured by (or for which the holder of such Funded Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided that the amount of Funded Debt with respect to such Person who has given such Lien under this clause (h) shall be deemed to be the lesser of the amount of such Indebtedness that is so secured and the fair market value of such property; (i) all Guarantees with respect to Funded Debt of the types specified in clauses (a) through (h) above of another Person; and (j) all Funded Debt of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Debt is expressly made non-recourse (or such Person is not otherwise liable for such Funded Debt) to such Person.

For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder. For the avoidance of doubt, “Funded Debt” shall not include any deferred tax liabilities or swap agreements.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date and consistently applied.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantor” means:

(i) each of the Company, Portfolio Recovery Associates, LLC, Claims Compensation Bureau, LLC, PRA Receivables Management, LLC, PRA Holding I, LLC, PRA Holding II, LLC, PRA Holding III, LLC, PRA Holding IV, LLC, PRA Holding V, LLC, PRA Holding VI, LLC, PRA Holding VII, LLC, PRA Financial Services, LLC and PRA Auto Funding, LLC; and

(ii) any other Subsidiary that executes a Notes Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case until such Person is released from its Notes Guarantee in accordance with this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest or currency exchange rates.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the nominee of the common depositary for Euroclear and Clearstream.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i) the principal in respect of (1) indebtedness of such Person for money borrowed and (2) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

(iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with this Indenture (but excluding, in each case, any accrued dividends);

(vi) all Guarantees by such Person of obligations of the type referred to in clauses (i) through (v) or dividends of other Persons;

(vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

(viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person. Indebtedness of a Person includes Acquired Indebtedness of such Person.

Notwithstanding the foregoing, the term “Indebtedness” shall exclude, in connection with the purchase by the Company or any Restricted Subsidiary of any business, post‑closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter. Notwithstanding anything to the contrary, upon the defeasance or satisfaction and discharge of Indebtedness in accordance with the terms of such Indebtedness, such Indebtedness will cease to be “Indebtedness” hereunder (for the avoidance of doubt, including upon the giving or mailing of a notice of redemption and redemption funds being deposited with a trustee or paying agent or otherwise segregated or held in trust or under an escrow or other funding arrangement for the sole purpose of repurchasing, redeeming, defeasing, repaying, satisfying and discharging, or otherwise acquiring or retiring such Indebtedness).

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as set forth above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time shall be the accreted value thereof at such time.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Initial Notes” means (1) €300.0 million aggregate principal amount of 6.250% Senior Notes due 2032 issued on the Issue Date and (2) Additional Notes, if any, issued in a transaction exempt from the registration requirements of the Securities Act.

“Initial Purchasers” means DNB Carnegie, a division of DNB Bank ASA, ING Bank N.V., Nordea Bank Abp, SB1Markets AS, MUFG Securities (Europe) N.V., Truist Securities, Inc., BofA Securities Europe SA, Citizens JMP Securities, LLC, Fifth Third Securities, Inc., Capital One Securities, Inc., KeyBanc Capital Markets Inc., Raymond James & Associates, Inc. and Regions Securities LLC.

“Intangible Assets” means the amount of all unamortized debt discount and expense, goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other assets treated as intangible assets under GAAP (but not in any event including deferred taxes).

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto shall be deemed to be a new Investment at such time.

The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:

(i) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (1) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (2) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Investment Grade Rating” means the Notes have any two of the following ratings:

(i) Baa3 or better by Moody’s,

(ii) BBB- or better by S&P, or

(iii) BBB- or better by Fitch

(or, if any such entities ceases to rate the Notes for reasons outside of the control of the Issuer, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act selected by the Issuer as a replacement agency).

“Issue Date” means September 30, 2025.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided, however, that in no event shall an operating lease be deemed to constitute a Lien. The term “Lien” does not include negative pledge clauses in agreements relating to the borrowing of money or the obligation of the Company or any Subsidiary (a) to remit monies held by it in connection with dealer holdbacks, claims or refunds under insurance policies, or claims or refunds under service contracts or (b) to make deposits in trust or otherwise as required under reinsurance agreements or pursuant to state regulatory requirements, unless the Company or such Subsidiary has encumbered its interest in such monies or deposits or in other property of the Company or such Subsidiary to secure such obligations.

“Limited Condition Transaction” means (i) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or acquisition of Capital Stock or otherwise), whose consummation is not conditioned on the availability of, or on obtaining, third-party financing, (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (iii) any Restricted Payment requiring irrevocable notice in advance thereof.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes the Issuer or any one or more Guarantors and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Issuer or any one or more Guarantors.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Net Cash Proceeds” means (i) with respect to any issuance or sale of Capital Stock or Indebtedness, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof and (ii) with respect to an Asset Sale, the payments received in the form of cash or the value of Cash Equivalents therefrom (including any such payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non‑cash form), in each case net of:
(i) all legal, accounting and investment banking fees, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

(iii) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale;

(iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale; and

(v) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Sale; provided, however, that upon the termination of that escrow, Net Cash Proceeds shall be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

“NFR Assets” shall mean assets that are accounted for on the balance sheet of the Company filed with the SEC as “finance receivables”.

“North American Credit Facility” means that certain Second Amended and Restated Credit Agreement, dated as of October 28, 2024 (as amended by the First Amendment to North American Credit Facility, dated as of September 5, 2025, and as may be further amended, modified, supplemented, released, discharged, extended, restated or amended and restated from time to time), by and among the Company and PRA Group Canada Inc., as borrowers, the guarantors party thereto from time to time, the lenders party thereto from time to time and Truist Bank, as administrative agent.

“Notes” means all the 6.250% Senior Notes due 2032 issued under this Indenture, treated as a single class.

“Notes Guarantee” means the Guarantee on the terms set forth in this Indenture by a Guarantor of the Issuer’s obligations under the Notes.

“Notes Obligations” means the Obligations of the Issuer and the Guarantors under this Indenture and the Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated September 24, 2025, pursuant to which the Initial Notes were offered to investors.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Persons, one of which shall be any of the following: the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Legal Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer or any Executive Vice President (or any such other officer that performs similar duties) of the Company, and the other one shall be any of the following: the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Legal Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, the Assistant Treasurer, Controller, the Secretary, any Assistant Secretary or any Executive Vice President (or any such other officer that performs similar duties) of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Permitted Bond Hedge Transaction” means one or more call or capped call options (or substantively equivalent derivative transaction) relating to the Company’s Capital Stock (or other securities or property following a merger event or other change of the Capital Stock of the Company) purchased by the Company in connection with the issuance of any Permitted Convertible Notes; provided, however, that the purchase price for such Permitted Bond Hedge Transactions, less the proceeds received by the Company from the sale of any related Permitted Warrant Transactions, does not exceed the net proceeds received by the Company from the issuance of such Permitted Convertible Notes in connection with such Permitted Bond Hedge Transactions.

“Permitted Convertible Notes” means unsecured indebtedness of the Company that is convertible into Capital Stock of the Company (or other securities or property following a merger event or other change of Capital Stock of the Company) and/or cash (in an amount determined by reference to the price of such Capital Stock) (including the related indenture).

“Permitted Investments” means:

(i) any Investment in the Company or in a Wholly‑Owned Restricted Subsidiary of the Company;

(ii) any Investment in cash, Cash Equivalents, the Notes, the Notes Guarantees, the 2028 Notes, the guarantees of the 2028 Notes, the 2029 Notes, the guarantees of the 2029 Notes, the 2030 Notes, the guarantees of the 2030 Notes, or the Permitted Convertible Notes;

(iii) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (1) such Person becomes a Wholly‑Owned Restricted Subsidiary of the Company and a Guarantor that is engaged in a Related Business or (2) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly‑Owned Restricted Subsidiary of the Company that is a Guarantor or the Issuer and that is engaged in a Related Business;

(iv) any Investment made as a result of the receipt of non‑cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.06;

(v) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 4.04(a)(iv)(3);

(vi) Investments in Asset Pools, NFR Assets or debt portfolios in the ordinary course of business;

(vii) any Investment existing on the Issue Date;

(viii) loans and advances to officers, directors and employees for payroll, business‑related travel, moving expenses and similar purposes to, and Guarantees issued to support the obligations of officers, directors and employees, in each case in the ordinary course of business;

(ix) Hedging Obligations otherwise permitted under this Indenture;

(x) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business; cash management investments or liquid or portfolio securities pledged as collateral in accordance with Section 4.10; and endorsements for collection or deposit in the ordinary course of business;

(xi) any Investment acquired by the Company or any Restricted Subsidiary (A) in exchange for any other Investment held by the Company or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment, (B) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (C) in satisfaction of claims or judgments;

(xii) any Investment made by any Restricted Subsidiary primarily engaged in reinsurance activities; provided, however, such Investments are made in the ordinary course of its reinsurance business;

(xiii) obligations (1) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (2) issued by any agency of the United States government the obligations of which are backed by the full faith and credit of the United States, or certificates representing an ownership interest in any such obligations;

(xiv) commercial paper issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time at which any investment therein is made of “P‑1” (or higher) according to Moody’s or “A‑1” (or higher) according to S&P;

(xv) other Investments by the Company or any of its Subsidiaries in any Person (other than an Affiliate of the Company that is not also a Subsidiary of the Company) that do not, in the aggregate, exceed the greater of (x) $215.0 million and (y) 4.0% of Consolidated Total Assets at any one time outstanding (measured as of the date made and without giving effect to subsequent changes in value);

(xvi) to the extent constituting Investments, the issuance of, entry into (including any payments of premiums in connection therewith), and performance of obligations under Permitted Convertible Notes, Permitted Bond Hedge Transactions and Permitted Warrant Transactions; and

(xvii) Investments in Unrestricted Subsidiaries in an aggregate amount when taken together with all other Investments made pursuant to this clause (xvii) that are at the time outstanding (measured as of the date made and without giving effect to subsequent changes in value) not to exceed the greater of (x) $215.0 million and (y) 4.0% of Consolidated Total Assets.

“Permitted Liens” means:

(i) Liens existing on the Issue Date;

(ii) Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided, however, that, in the case of contested taxes, adequate reserves with respect thereto are maintained on the books of the applicable Person in conformity with GAAP;

(iii) statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(iv) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security or welfare legislation and deposits securing liability to insurance carriers under insurance or self‑insurance arrangements;

(v) easements, rights of way, restrictions, covenants and other similar encumbrances affecting real property and minor imperfections of title that would not in any case reasonably be expected to have a material adverse effect on the present or future use of the property to which it relates or a material adverse effect on the sale or lease of such property;

(vi) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, including Liens of a collection bank arising under Section 4‑210 of the Uniform Commercial Code on items in the course of collection in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set‑off) within general parameters customary in the banking industry;

(vii) Liens incurred on deposits to secure (1) the performance of tenders, bids, trade contracts, licenses and leases, fee and expense arrangements with trustees and fiscal agents, statutory obligations, and other obligations of a like nature incurred in the ordinary course of business and not in connection with the borrowing of money, or (2) indemnification obligations entered into in the ordinary course of business relating to any disposition permitted hereunder;

(viii) Liens securing obligations to a trustee pursuant to the compensation and indemnity provisions of any indenture;

(ix) Liens securing judgments, awards or orders for the payment of money that do not constitute an Event of Default pursuant to clause (vi) of the definition thereof;

(x) leases, subleases and other occupancy agreements with respect to real property owned or leased by the Company or any Restricted Subsidiary not interfering in any material respect with the business of the Company or any Restricted Subsidiary;

(xi) Liens to secure Indebtedness permitted under Section 4.03(b)(i);

(xii) non‑exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(xiii) Liens in favor of the Company or any Restricted Subsidiary;

(xiv) Liens securing any Refinancing Indebtedness which is incurred to Refinance any Indebtedness that has been secured by a Lien permitted under this Indenture and that has been incurred in accordance with the provisions of this Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary that would not have secured the Indebtedness so Refinanced had such Indebtedness not been Refinanced;

(xv) Liens securing Acquired Indebtedness incurred in accordance with Section 4.03; provided, however, that:

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary; and

(b) such Liens do not extend to or cover any property or assets of the Company or of any Restricted Subsidiary other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary as determined by the management of the Company in their reasonable and good faith judgment;

(xvi) Liens securing performance, bid, appeal, surety and similar bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(xvii) Liens securing Capital Lease Obligations, mortgage financings or purchase money obligations securing Indebtedness set forth in Section 4.03(b)(xii); provided, however, that any such Lien (A) covers only the assets acquired, constructed or improved with such Indebtedness and (B) is created within 180 days of such acquisition, construction or improvement;

(xviii) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary; provided, however, that such Liens were in existence prior to, and were not incurred in connection with or in contemplation of, such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(xix) deposits made in the ordinary course of business to secure liability to insurance carriers;

(xx) Liens securing Banking Product Obligations;

(xxi) Liens on cash or cash equivalents securing permitted Hedging Obligations;

(xxii) Liens on property or assets deposited with a trustee or paying agent or otherwise segregated or held in trust or under an escrow or other funding arrangement for the sole purpose of repurchasing, redeeming, defeasing, repaying, satisfying and discharging or otherwise acquiring or retiring Indebtedness; provided, however, that such repurchase, redemption, defeasance, repayment, satisfaction and discharge or other acquisition or retiring of Indebtedness is not prohibited by this Indenture;

(xxiii) Liens other than any of the foregoing incurred by the Company or any Restricted Subsidiary with respect to Indebtedness that does not, in the aggregate, when added together with all then‑outstanding Indebtedness secured by Liens under this clause (xxiii), exceed the greater of (x) $100.0 million and (y) 2.0% of Consolidated Total Assets;

(xxiv) Liens of sellers of goods to the Company and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code, under the PPSA or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(xxv) Liens securing Indebtedness permitted to be incurred pursuant to Section 4.03(b)
(xvi);

(xxvi) Liens on rights of set-off on the assets of PRA Group Europe Holding S.à.r.l. or any of its Subsidiaries, arising by operation of law and in the ordinary course of business;

(xxvii) Liens on accounts payable owed to the Company as a result of intercompany Investments made by the Company in any of the Restricted Subsidiaries;

(xxviii) Liens under ERISA or the Code with respect to an employee benefit plan;

(xxix) Liens on the assets of direct or indirect Foreign Subsidiaries of the Company that are not Guarantors securing Indebtedness permitted under Section 4.03(b)(xvi);

(xxx) Liens securing Permitted Purchase Obligations, provided that any such Lien is only over the assets and Capital Stock of the relevant Permitted Purchase Obligations SPV;

(xxxi) Liens on Right to Collect Accounts, performing accounts, sub-performing accounts, charged-off accounts, cash and bank accounts, loans, receivables, mortgages, debentures, claims or other similar assets or instruments held on trust for third parties; and

(xxxii) Liens on Trust Management Assets; provided that such Liens do not secure any Indebtedness of the Company or any Restricted Subsidiary other than a Trust Management SPV.

“Permitted Purchase Obligations” means any Indebtedness incurred by a Permitted Purchase Obligations SPV to finance or refinance the acquisition of performing, sub-performing or charged-off accounts, loans, receivables, mortgages, debentures or claims or other similar assets or instruments or portfolios thereof (including through the use of Right to Collect Accounts) purchased by such Permitted Purchase Obligations SPV, whether directly or through the acquisition of the Capital Stock of any Person owning such assets or otherwise, in an aggregate principal amount not exceeding at the time of the incurrence of such Permitted Purchase Obligations, together with any other Indebtedness incurred pursuant to Section 4.03(b)(xvii) and then outstanding, 20.0% of the ERC, calculated in good faith on a pro forma basis by management as of the date of purchase of such performing, sub-performing or charged-off accounts, loans, receivables, mortgages, debentures or claims or other similar assets or instruments or such portfolios (including through the use of Right to Collect Accounts), provided that:

(i) except for the granting of a Lien described in clause (xxx) of the definition of “Permitted Liens”, no portion of any Permitted Purchase Obligations or any other obligations (contingent or otherwise) of the applicable Permitted Purchase Obligations SPV (a) is guaranteed by the Company or any Restricted Subsidiary, (b) is recourse to or obligates the Company or any Restricted Subsidiary in any way, or (c) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof;

(ii) none of the Company or any Restricted Subsidiary has any obligation to maintain or preserve the applicable Permitted Purchase Obligations SPV’s financial condition or cause such entity to achieve certain levels of operating results; and

(iii) such Permitted Purchase Obligation is secured (if at all) only over the assets of, and Capital Stock of, the relevant Permitted Purchase Obligations SPV.

“Permitted Purchase Obligations SPV” means a Wholly-Owned Restricted Subsidiary (i) which engages in no activities other than the acquisition of performing, sub-performing or charged-off accounts, loans, receivables, mortgages, debentures or claims, or other similar assets or instruments or portfolios thereof (including through the use of Right to Collect Accounts), the incurrence of Permitted Purchase Obligations to finance such acquisition and any business or activities incidental or related to such business and is set up in connection with the incurrence of Permitted Purchase Obligations, (ii) to which the Company or any Restricted Subsidiary contributes, loans or otherwise transfers no amounts in excess of amounts required, after giving effect to the incurrence of Permitted Purchase Obligations, to consummate the relevant purchase of assets and amounts required for incidental expenses, costs and fees for the set-up and continuing operations of such Permitted Purchase Obligations SPV, and (iii) all the Capital Stock of which is held by a Wholly-Owned Restricted Subsidiary which holds no other material assets.

“Permitted Warrant Transactions” means one or more call options, warrants or rights to purchase (or substantively equivalent derivative transaction) relating to the Company’s Capital Stock (or other securities or property following a merger event or other change of the Capital Stock of the Company) sold by the Company substantially concurrently in connection with any purchase by the Company of a related Permitted Bond Hedge Transaction.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust, joint venture, or government or any agency or political subdivision thereof or any other entity.

“Portfolio ERC Model” means the models and methodologies that the Company uses to account for its loan portfolios and those of its Subsidiaries, consistently with its most recent audited financial statements as of such date of determination. “PPSA” means the Personal Property Security Act (British Columbia) and the regulations thereunder, as from time to time in effect.

“PRA Credit Facilities” means, collectively, (i) the North American Credit Facility, (ii) the UK Revolving Credit Facility and (iii) the European Revolving Credit Facility.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Purchase Agreement” means the agreement between the Company or any of its Subsidiaries and any Asset Pool Seller for the purchase of an Asset Pool.

“Qualified Capital Stock” of a Person means Capital Stock of such Person other than Disqualified Stock; provided, however, that such Capital Stock shall not be deemed Qualified Capital Stock to the extent sold to a Subsidiary of such Person or financed, directly or indirectly, using funds (i) borrowed from such Person, any Subsidiary of such Person or an employee stock ownership or benefit plan of such Person or (ii) contributed, extended, guaranteed or advanced by such Person, any Subsidiary of such Person or an employee stock ownership or benefit plan of such Person. Unless otherwise specified, Qualified Capital Stock refers to Qualified Capital Stock of the Company.

“Receivable” shall mean a purchased account established for a bank credit card, retail credit card, consumer installment loan, auto loan, line of credit, commercial loan or any other loan, any right to payment associated with life settlements, any indebtedness related to the provision of goods or services or any claim, right to payment or recovery or indebtedness or similar item evidencing past or future payment obligations of any type which can be evaluated and valued by the Company (or any Subsidiary’s) models, in each case purchased by the Company or any of its Subsidiaries and any reasonable extension or expansion thereof, as set forth and described in a Purchase Agreement, and all unpaid balances due with respect to such Receivable, together with (to the extent available) all documents evidencing such agreement to make payment of such unpaid balances, including, without limitation, each credit card application or agreement, and each promissory note, receivable, obligation, chattel paper, payment agreement, contract, installment sale agreement or other obligation or promise to pay, all as described and referred to in a Purchase Agreement.

“Recoveries Applied to Negative Allowance” means the measurement of recoveries minus portfolio income in accordance with ASC 326 and pursuant to GAAP.

“Redemption Date” means any date on which some or all of the Notes are to be redeemed in accordance with Section 3.07.

“Refinance” means, in respect of any Indebtedness, to refinance, restructure, extend, renew, refund, pay, repay, prepay, redeem, defease, discharge or retire, or to issue a security or Indebtedness in exchange or replacement for, such Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or incurred in compliance with this Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(iii) such Refinancing Indebtedness has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(iv) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Issuer or the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary (other than the Issuer).

“Regulated Bank” means an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business reasonably related, ancillary, adjacent, incidental, similar or complementary to such business or are extensions or developments thereof.

“Replacement Notes” means any Notes issued after the Issue Date in replacement of or exchange for any Note in like principal amount.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company that is not then an Unrestricted Subsidiary; provided, however, that, upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall, to the extent that it remains a Subsidiary of the Company at such time, be a Restricted Subsidiary. For purposes of this Indenture, the Issuer is, and will at all times be, a Restricted Subsidiary.

“Right to Collect Account” means a performing, sub-performing or charged-off account, loan, receivable, mortgage, debenture or claim or other similar asset or instrument that is owned by a Person that is not the Company or one of the Restricted Subsidiaries (a “Third Party”) and in respect of which (a) such Third Party is unable or unwilling to dispose of the relevant performing, sub-performing or charged-off account, loan, receivable, mortgage, debenture or claim or other similar asset or instrument to the Company or a Restricted Subsidiary; and (b) the Company or a Restricted Subsidiary is entitled to collect and retain substantially all of the amounts due under such performing, sub-performing or charged-off account, loan, receivable, mortgage, debenture or claim or other similar asset or instrument, or to receive amounts equivalent thereto.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary substantially concurrently leases it from such Person.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes.

“SEC” means the Securities and Exchange Commission and any successor agency.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Indebtedness” means (i) all Indebtedness of the Company and any Restricted Subsidiary, whether outstanding on the Issue Date or thereafter incurred, and (ii) all other Obligations (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post‑filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (i) above, unless, in the case of clauses (i) and (ii), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are expressly subordinate in right of payment to the Notes or the applicable Notes Guarantee, as the case may be; provided, however, that Senior Indebtedness shall not include:

(a) any obligation to the Company or any Subsidiary of the Company;

(b) any liability for federal, state, local or other taxes;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Capital Stock; and

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

For all purposes of this Indenture, (i) unsecured Indebtedness shall not be treated as subordinated to Secured Indebtedness merely because it is unsecured, (ii) Senior Indebtedness shall not be treated as subordinated to any other Senior Indebtedness merely because it has junior priority with respect to the same collateral, (iii) Indebtedness which is not Guaranteed shall not be treated as subordinated to Indebtedness that is Guaranteed merely because of such Guarantee and (iv) Indebtedness under any Secured Indebtedness shall not be treated as subordinated because of the application of waterfall or other payment‑ordering or collateral‑sharing provisions affecting any such Secured Indebtedness.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Issuer or any one or more Guarantors and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Issuer or any one or more Guarantors.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1‑02 of Regulation S‑X, promulgated pursuant to the Securities Act, as such Regulation is in effect from time to time.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, including any date upon which a repurchase at the option of holders of such Indebtedness is required to be consummated, but excluding any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof so long as such obligations remain contingent.

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the Notes or a Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), (ii) any trust more than 50% of the beneficial interests in which are owned by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (iii) any partnership (1) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (2) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof). Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Indenture shall refer to a Subsidiary or Subsidiaries of the Company.

“Sufficient Liquidity” means cash and Cash Equivalents in an aggregate amount equal to 115% of the sum of the principal amount of the Permitted Convertible Notes contemplated to be paid by the Company in cash.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP. For the avoidance of doubt, “Synthetic Leases” shall not include operating leases.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of this Indenture.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Trustee” means U.S. Bank Trustees Limited, as trustee under this Indenture, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving as trustee under this Indenture.

“Trust Management Assets” means Right to Collect Accounts, performing accounts, sub-performing accounts charged-off accounts, loans, receivables, mortgages, debentures, claims, cash and bank accounts or other similar assets or instruments held by a Trust Management SPV on trust for a beneficiary which is not the Company or a Restricted Subsidiary.

“Trust Management SPV” means a Restricted Subsidiary whose purpose is managing Trust Management Assets and other activities necessary or ancillary to managing Trust Management Assets, including as necessary to fulfill any obligations or duty of the Trust Management SPV as a trustee.

“UK Revolving Credit Facility” means that certain credit agreement, dated as of April 1, 2022 (as amended by that certain Deed of Amendment and Restatement, dated as of October 30, 2024, and as may be further amended, modified, supplemented, released, discharged, extended, restated or amended and restated from time to time), by and among PRA Group Europe Holding I S.à r.l, as borrower, PRA Group (UK) Limited, PRA Group UK Portfolios Ltd and the Company as guarantors, the lenders party thereto and MUFG Bank, Ltd., London Branch, as the administrative agent.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Cash” means cash and Cash Equivalents of the Company and the Restricted Subsidiaries (and, to the extent not otherwise included in such cash and Cash Equivalents, cash and cash equivalents of the Company and the Restricted Subsidiaries that are included in cash and cash equivalents on the Company’s consolidated balance sheet), excluding any items included in restricted cash and cash equivalents on the Company’s consolidated balance sheet.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary) of the Company to be an Unrestricted Subsidiary unless such Subsidiary owns any of the Capital Stock of the Company or any Restricted Subsidiary or owns or holds any Indebtedness of or Lien on any property of the Company or any Restricted Subsidiary; provided, however, that

(i) any Guarantee or other credit support by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an incurrence of such Indebtedness and an “Investment” by the Company or such Restricted Subsidiary at the time of such designation;

(ii) either (1) the Restricted Subsidiary to be so designated has total assets of $1,000 or less or (2) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 4.04;

(iii) after giving pro forma effect to the incurrence of Indebtedness and the Investment referred to in clause (i) of this proviso, (1) such Indebtedness would be permitted to be incurred as Ratio Indebtedness, (2) such Investment would be in compliance with Section 4.04 and (3) no Default shall have occurred and be continuing; and

(iv) neither the Issuer nor the Company may be designated as, or may otherwise become, an Unrestricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that

(i) no Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

(ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if incurred at such time, have been permitted to be incurred (and shall be deemed to have been incurred) for all purposes of this Indenture.

Any such designation by the Company shall be evidenced to the Trustee by promptly filing with the Trustee an Officers’ Certificate of the Company certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two (2) Business Days prior to such determination.

“U.S. Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that (i) if such Person is a corporation, is at the time entitled to vote in the election of such corporation’s board of directors or (ii) if such Person is an entity other than a corporation, is at the time entitled to vote in the election of the group or individual exercising the authority with respect to such Person generally vested in a board of directors of a corporation.

“Wholly‑Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly‑Owned Restricted Subsidiaries of such Person.

Section 1.02 Other Definitions .

Term                                Defined in Section
“Affiliate Transaction”                        4.07(a)
“Additional Amounts”                        2.15(b)

“Appendix”                            2.01
“Asset Sale Offer”                        4.06(b)
“Asset Sale Offer Trigger Date”                    4.06(b)
“Bail-In Action”                        11.20
“Bail-In Legislation”                        11.20
“Bankruptcy Law”                        6.01(c)
“Beneficial Holder”                        2.15(b)(i)
“CBOI”                            11.20
“Change of Control Offer”                    4.09(a)
“Change of Control Payment”                    4.09(a)
“Change of Control Payment Date”                4.09(a)
“Company”                            Preamble
“Covenant Defeasance”                        8.02(a)
“Custodian”                            6.01(c)
“Definitive Note”                        Appendix
“EEA Member Country”                    11.20
“EU Bail-In Legislation Schedule”                11.20
“Event of Default”                        6.01(a)
“Excess Proceeds”                        4.06(b)
“FATCA”                            2.15(b)(iv)
“Guaranteed Obligations”                    10.01
“Increased Amount”                        4.10
“incur”                                4.03(a)
“Initial Lien”                            4.10
“Judgment Currency”                        11.19
“LCT Election”                            4.15(a)
“LCT Test Date”                        4.15(a)
“Legal Defeasance”                        8.02(a)
“Legal Holiday”                        11.08
“Other Connection Taxes”                    2.15(b)(i)
“Paying Agent”                            2.03
“Permitted Indebtedness”                    4.03(b)
“Ratio Indebtedness”                        4.03(a)
“Paying Agent”                            2.03
“Registrar”                            2.03
“Resolution Authority”                        11.20
“Restricted Payments”                        4.04(a)(iv)
“Reversion Date”                        4.14(c)
“Second Commitment”                        4.06(a)
“Suspended Covenants”                        4.14(a)
“Suspension Period”                        4.14(c)
“Tax Jurisdiction”                        2.15(b)
“Taxes”                            2.15(a)
“Transfer Agent”                        2.03
“Write-Down and Conversion Powers”                11.20

Section 1.03 [Reserved].

Section 1.04 Rules of Construction. Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii) “or” is not exclusive;

(iv) “including” means including without limitation;

(v) words in the singular include the plural and words in the plural include the singular;

(vi) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(vii) Secured Indebtedness shall not be deemed to be subordinate or junior to any other Secured Indebtedness merely because it has a junior priority with respect to the same collateral;

(viii) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP;

(ix) all references to the date the Notes were originally issued shall refer to the Issue Date;

(x) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Section, Article or other subdivision;

(xi) all references to Sections or Articles are to Sections or Articles of or to this Indenture unless otherwise indicated; and

(xii) references to sections of or rules under the Securities Act, the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules as in effect from time to time.

ARTICLE II
The Notes

Section 2.01 Form and Dating. Provisions relating to the Initial Notes are set forth in the Rule 144A/Regulation S Appendix attached hereto (the “Appendix”) which is hereby incorporated in, and expressly made part of, this Indenture. The Initial Notes and the Trustee’s certificate of authentication with respect thereto shall be substantially in the form of Exhibit I to the Appendix, which Exhibit I is hereby incorporated in, and expressly made a part of, this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, policies or procedures of any applicable depositary, agreements to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The terms of the Notes set forth in the Appendix and Exhibit I to the Appendix are part of the terms of this Indenture. The Notes shall be issuable in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Section 2.02 Execution and Authentication. One Officer of the Company shall sign the Notes for the Issuer by manual, electronic or facsimile signature. Notes shall be authenticated by the Trustee in accordance with Section 2.2 of the Appendix.

If an Officer of the Company whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee may appoint an authentication agent reasonably acceptable to the Issuer to authenticate the Notes. Unless limited by the terms of such appointment, an authentication agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authentication agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands. Section

2.03 Paying Agent, Transfer Agent and Registrar. The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”), including one Paying Agent in London, United Kingdom, Dublin, Ireland or another European Member state (the “Paying Agent”). The Issuer will also maintain one or more transfer Agents (“Transfer Agent”) in London, United Kingdom or Dublin, Ireland or another European Member state. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, the term “Paying Agent” includes any additional paying agent, and the term “Transfer Agent” includes any additional transfer agent. The initial Paying Agent, Registrar and Transfer Agent for the Notes will be U.S. Bank Europe DAC in Dublin, Ireland. The Issuer may appoint and change any Paying Agent, Registrar or Transfer Agent without notice. However, if, and for so long as, any Note is listed on the Official List of the Exchange and the rules of the Exchange so require, the Issuer will publish notice of the change in a Paying Agent, Registrar or Transfer Agent in a leading newspaper of general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Exchange (www.luxse.com). The Company or any of its Subsidiaries may act as Paying Agent or Registrar in respect of the Notes.

The Issuer shall enter into an appropriate agency agreement with any Registrar, Paying Agent or Transfer Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee of the name and address of any such agent. If the Issuer fails to maintain a Registrar, Paying Agent or Transfer Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any Wholly-Owned Restricted Subsidiary of the Company incorporated or organized within the United States of America may act as Paying Agent or Registrar.

Section 2.04 Paying Agent to Hold Money. By no later than 10:00 a.m. (Dublin time) on the date on which any principal, premium, if any, or interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient to pay such principal, premium, if any, and interest when so becoming due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold for the benefit of Holders or the

Trustee all money held by the Paying Agent for the payment of principal of or premium, if any, or interest on the Notes and shall notify the Trustee of any default by the Issuer in making any such payment. If the Issuer, the Company or a Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee. For the avoidance of doubt, the Paying Agent and the Trustee shall be held harmless and have no liability with respect to payments or disbursements to be made by the Paying Agent and Trustee (i) for which payment instructions are not made or that are not otherwise deposited by the respective times set forth in this Section 2.05, (ii) and shall not be obligated to make any payments until they have confirmed receipt of funds sufficient to make the relevant payment.

Section 2.05 Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

Section 2.06 Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if the requirements of this Indenture and Section 8-401(1) of the Uniform Commercial Code are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. The Issuer is not required to transfer or exchange any Note selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Note for a period of 15 days before a selection of Notes to be redeemed or 15 days before an interest payment date.

Section 2.07 Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note in replacement thereof if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.

Every such replacement Note is an additional Obligation of the Issuer.

Section 2.08 Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

If the Paying Agent segregates and holds, in accordance with this Indenture, on a Redemption Date or maturity date money sufficient to pay all principal, premium, if any, and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue. Notes or portions thereof the payment for which on the Redemption Date or maturity date money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent in trust for the Holders of such Notes in accordance with the Legal Defeasance, Covenant Defeasance or satisfaction and discharge provisions of Article VIII (provided, however, that if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture) will be considered not to be outstanding.

Section 2.09 Temporary Notes. Until Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes and deliver them in exchange for temporary Notes.

Section 2.10 Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel and destroy (subject to the record retention requirements of the Exchange Act) all Notes surrendered for registration of transfer, exchange, payment or cancellation and deliver a certificate of such destruction to the Issuer unless the Issuer directs the Trustee to deliver canceled Notes to the Issuer. The Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.

Section 2.11 Registered Holders. Notwithstanding anything to the contrary in this Indenture, the registered Holder shall be treated as the owner thereof for all purposes, and no transfer of a Note shall be effective unless entered in the register kept by the Registrar pursuant to Section 2.03.

Section 2.12 Common Code Numbers, ISINs, etc. The Issuer in issuing the Notes may use “ISIN” or “Common Code” numbers (if then generally in use) and, if so, the Trustee shall use “ISIN” or “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that neither the Issuer nor the Trustee shall have any responsibility or liability for any defect in the “ISIN” or “Common Code” number that appears on any Note, check, advice of payment or redemption notice, and any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee and the Agents in writing of any change in such numbers.

Section 2.13 Issuance of Additional Notes. After the Issue Date, the Issuer shall be entitled, subject to its compliance with Section 4.03, to issue Additional Notes under this Indenture, which Notes shall have identical terms as the Initial Notes issued on the Issue Date, other than with respect to the date of issuance of such Additional Notes, the issue price of such Additional Notes, the date as of which interest begins to accrue on such Additional Notes and the first interest payment date with respect to such Additional Notes. All the Notes issued under this Indenture shall be treated as a single class for all purposes of this Indenture, including waivers, amendments, redemptions and offers to purchase.

With respect to any Additional Notes, the Issuer shall set forth in a resolution of the Board of Managers of Issuer and an Officers’ Certificate of the Company, a copy of each of which shall be delivered to the Trustee, the following information:

(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture and the provision of Section 4.03 that the Issuer is relying on to issue such Additional Notes; and

(b) the issue price, the issue date and the Common Code number of such Additional Notes; provided, however, that if any such Additional Notes are not fungible for U.S. federal income tax or federal securities law purposes with any other Notes issued under this Indenture, then such Additional Notes will be identified by a separate ISIN or Common Code number or by no ISIN or Common Code number.

Section 2.14 Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuer may pay the defaulted interest to the persons who are Holders on a subsequent special record date. The Issuer shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail to each Holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid. Notwithstanding the foregoing, any interest which is paid prior to the expiration of the 30-day period set forth in Section 6.01(a)(i) shall be paid to Holders as of the record date for the interest payment date for which interest has not been paid.

Section 2.15 Payment of Additional Amounts.

(a) All payments made by or on behalf of the Issuer under or with respect to the Notes or any of the Guarantors under or with respect to its Notes Guarantee will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, levies, imposts, deductions, withholdings, assessments or other similar charges (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or taxing authority (collectively, “Taxes”), unless such withholding or deduction is required by law.

(b) In the event any such withholding or deduction for, or on account of, any Taxes imposed or levied by or on behalf of any jurisdiction in which the Issuer or any Guarantor, is then incorporated, organized, engaged in business for tax purposes or a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having power to tax or any jurisdiction from or through which payment is made by or on behalf of the Issuer or any Guarantor (each, a “Tax Jurisdiction”), will at any time be required to be made from any payments made by or on behalf of the Issuer under or with respect to the Notes or any of the Guarantors with respect to any Notes Guarantee, including payments of principal, redemption price, purchase price, interest or premium, the Issuer or the relevant Guarantor, as applicable, will, subject to the limitations described below, pay such additional amounts (“Additional Amounts”) as will result in receipt by each beneficial owner of a Note of such amounts (including payments of Additional Amounts) after all such withholding or deduction, as would have been received by such beneficial owner had no such withholding or deduction been required. The Issuer or any Guarantor will not be required, however, to make any payment of Additional Amounts for or on account of any of the following:

(i) any Tax that would not have been imposed but for (1) the existence of any present or former connection (other than a connection arising from the acquisition, ownership or holding of those Notes or Notes Guarantees or the enforcement or receipt of payments under or in respect of those Notes or Notes Guarantees) between a Holder (or the beneficial owner for whose benefit such Holder holds such Note), or between a fiduciary, settlor, beneficiary of, member or shareholder or other equity owner of, or possessor of a power over, that Holder or beneficial owner (if that Holder or beneficial owner is an estate, trust, partnership, corporation or other entity) (each, a “Beneficial Holder”) and the relevant Tax Jurisdiction in which such Taxes are imposed (collectively, “Other Connection Taxes”), (2) a Beneficial Holder being a citizen or resident or national of, being engaged in trade or business in or having a permanent establishment in the relevant Tax Jurisdiction, (3) the failure of a Beneficial Holder to comply with any written request, made to that Beneficial Holder in writing at least 60 days before any such withholding or deduction would be payable, by the Issuer or any of the Guarantors to provide certification, information, documentation or other reporting requirements concerning the nationality, residence or identity of the beneficial owner or Holder that such beneficial owner or Holder is legally able to comply with, which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to exemption from such Taxes or (4) the presentation of a Note for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for, except to the extent that the Beneficial Holder would have been entitled to such Additional Amounts on presenting such Note on any date during such 30‑day period;

(ii) any estate, inheritance, gift, sales, transfer, personal property or similar Tax;

(iii) any Tax that is payable otherwise than by withholding or deducting from payment made under or with respect to the Notes or any Notes Guarantee;

(iv) any Tax required to be withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections that is substantively comparable) (“FATCA”), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith; or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;

(v) Tax pursuant to the Luxembourg law of 23 December 2005, as amended; or

(vi) any combination of items (i), (ii), (iii), (iv) and (v);

nor will the Issuer or any Guarantor pay any Additional Amounts to any Beneficial Holder of Notes who is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor with respect to that fiduciary or a member of that partnership or a beneficial owner thereof would not have been entitled to the payment of those Additional Amounts had that beneficiary, settlor, member or beneficial owner been the Beneficial Holder of those Notes.

(c) In addition to the foregoing, the Issuer and the Guarantors will pay and indemnify the Holder or beneficial owner of a Note for any present or future stamp, issue, registration, transfer, court or documentary Taxes, or any other excise, property or similar Taxes levied by any jurisdiction on or in connection with the execution, delivery, registration or enforcement of any of the Notes, any Notes Guarantee or any other document or instrument referred to therein, or the receipt of any payments with respect thereto (limited, solely in the case of Taxes attributable to the receipt of any payments with respect thereto, to any such Taxes imposed in a relevant Tax Jurisdiction that are not excluded under clauses (b)(i), (b)(ii) and (b)(iv) or any combination thereof), excluding any present or future stamp, issue, registration, transfer, court, documentary or similar Taxes payable before the Registration, Estates and VAT Department (Administration de l'enregistrement, des domaines et de la TVA) in Luxembourg in case of voluntary registration of any document or instrument referred to herein or therein when such registration is not required to maintain, preserve or enforce the rights of the Holder or beneficial owner of a Note under such document; provided further, however, notwithstanding the foregoing, the Issuer and Guarantors will have no obligation to pay or indemnify any Holder or beneficial owner for any such Taxes that are Other Connection Taxes imposed with respect to an assignment of a Note.

(d) If the Issuer or any Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Notes Guarantee, the Issuer or the relevant Guarantor, as the case may be, will deliver to the Trustee and the Paying Agent on a date at least 30 days prior to the date of payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Issuer or the relevant Guarantor shall notify the Trustee and the Paying Agent promptly thereafter) an Officers’ Certificate of the Company stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officers’ Certificate of the Company must also set forth any other information reasonably necessary to enable the Paying Agent to pay Additional Amounts on the relevant payment date. The Trustee and the Paying Agent shall be entitled to rely solely on such Officers’ Certificate of the Company as conclusive proof that such payments are necessary. The Issuer or the relevant Guarantor will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts.

(e) The Issuer or the relevant Guarantor will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Issuer or the relevant Guarantor will use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. The Issuer or the relevant Guarantor will furnish to the Trustee, within 60 days after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Issuer or a Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments by such entity.

(f) Whenever this Indenture mentions the payment of amounts based on the principal amount, interest of any other amount payable under, or with respect to, any of the Notes or any Notes Guarantee, such mention shall be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(g) The above obligations will survive any termination, defeasance or discharge of this Indenture, any transfer by a Holder or beneficial owner of its Notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Issuer or any Guarantor is then incorporated, organized, engaged in business or resident for tax purposes or any jurisdiction from or through which any payment under, or with respect to, the Notes (or any Notes Guarantee) is made by, or on behalf of, such Person and any political subdivision or taxing authority or agency thereof or therein having the power to tax.

2.16 Agents; General Provisions.

(a) Actions of Agents. The rights, powers, duties and obligations and actions of each Agent     under this Indenture are several and not (i) joint or (ii) joint and several. Each Agent can rely and act on any notices, certificates, instructions etc. reasonably believed by it to be genuine and signed by an authorized signatory.

(b) Agents of Trustee. The Issuer and the Agents acknowledge and agree that in the event of a Default or Event of Default, the Trustee may, by notice in writing to the Issuer and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee. Until they have received such written notice from the Trustee, the Agents shall act solely as agents of the Issuer.

(c) Moneys held by Agents. No Agent shall be liable for interest on any money received by it. Moneys held by Agents need not be segregated from other funds except to the extent required by law. The Agents hold all funds as banker subject to the terms of this Indenture and as a result, such money will not be held in accordance with the rules established by the UK Financial Conduct Authority in the UK Financial Conduct Authority’s Handbook of rules and guidance from time to time in relation to client money.

(d) Payments by Agents. No Agent shall be required to make any payment under this Indenture unless and until it has received in advance the full amount to be paid. To the extent that an Agent has made a payment for which it did not receive in advance the full amount, the Issuer, failing which any Guarantor, will reimburse the Agent the full amount of any shortfall.

(e) Repayment of Costs. No Agent shall have any duty to take any action if it has grounds for believing that it is not assured repayment of any costs it may incur in taking such action.

(f) Authorized Signatories. The Issuer shall provide the Agents with a certified list of authorized signatories within a reasonable amount of time following a request for such list by an Agent.

(g) Resignation of Agents. Any Agent may resign and be discharged from its duties under this Indenture at any time by giving 30 days’ prior written notice of such resignation to the Trustee and Issuer. The Trustee or Issuer may remove any Agent at any time by giving 30 days’ prior written notice to any Agent. Upon such notice, a successor Agent shall be appointed by the Issuer, who shall provide written notice of such to the Trustee. Such successor Agent shall become the Agent hereunder upon the resignation or removal date specified in such notice. If the Issuer is unable to replace the resigning Agent within 30 days after such notice, the Agent shall deliver any funds then held hereunder in its possession to the Trustee or may apply to a court of competent jurisdiction for the appointment of a successor Agent or for other appropriate relief. The costs and expenses (including its counsels’ fees and expenses) properly incurred by the Agent in connection with such proceeding shall be paid by the Issuer. Upon receipt of the identity of the successor Agent, the Agent shall deliver any funds then held hereunder to the successor Agent, less the Agent’s fees, costs and expenses or other obligations owed to the Agent. Upon its resignation and delivery of any funds, the Agent shall be discharged of and from any and all further obligations arising in connection with this Indenture, but shall continue to enjoy the benefit of Section 7.06 hereof.

(h) Successor Agent by Merger. A corporation into which any Agent for the time being may be merged or converted or a corporation with which any Agent may be consolidated or a corporation resulting from a merger, conversion or consolidation to which the applicable Agent shall be a party shall, to the extent permitted by applicable law, be the successor Agent under this Indenture without the execution or filing of any paper or any further act on the part of any of the parties to this Indenture. Notice of any merger, conversion or consolidation shall forthwith be given to the Issuer, the Trustee and, where appropriate, the Principal Paying Agent.

ARTICLE III
Redemption

Section 3.01 Notices to Trustee. If the Issuer elects to redeem Notes pursuant to Section 3.07, it shall notify the Trustee in writing of the applicable Redemption Date, the principal amount of Notes to be redeemed and the paragraph of Section 3.07 pursuant to which the redemption will occur.

The Issuer shall give each notice to the Trustee provided for in this Section at least 10 days before the applicable Redemption Date. Such notice shall be accompanied by an Officers’ Certificate of the Company to the effect that such redemption shall comply with the conditions herein.

Section 3.02 Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed at any time, the Notes to be redeemed will be selected on a pro rata basis, by lot or another method that the Trustee deems to be fair and appropriate in accordance with the applicable procedures of the depositary; provided, however, that no Notes of €100,000 in aggregate principal amount or less shall be redeemed in part and only Notes in integral multiples of €1,000 will be redeemed.

Section 3.03 Notice of Redemption. Notices of redemption shall be sent to each Holder whose Notes are to be redeemed (i) by first-class mail to its registered addresses or (ii) in accordance with the applicable procedures of Euroclear and Clearstream, in each case with a copy to the Trustee. Such notices of redemption shall be sent at least 10 but not more than 60 days before the applicable Redemption Date (except that notices of redemption may be sent more than 60 days before the applicable Redemption Date in connection with a Legal Defeasance, Covenant Defeasance or discharge of this Indenture pursuant to Section 8.01) to each Holder of Notes to be redeemed at its registered address with a copy to the Trustee. The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect thereto may be performed by another Person. Notice of any redemption of the Notes may, at the Issuer’s discretion, be given prior to the completion of a transaction (including incurrence of Indebtedness, a Change of Control or other transaction), and any redemption or notice of redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including completion of a related transaction. If a redemption or notice of redemption of the Notes is so subject to satisfaction of one or more conditions precedent, in the Issuer’s discretion, the applicable Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived), or such redemption may not occur and the applicable notice of redemption may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived) by the applicable Redemption Date, or by the applicable Redemption Date as so delayed. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Subject to any conditions precedent set forth in the applicable notice of redemption, Notes called for redemption become due on the applicable Redemption Date. On and after the applicable Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer shall have delivered to the Trustee, at least five (5) Business Days (unless a shorter period shall be agreed to by the Trustee) before notice of redemption is required to be mailed or sent or caused to be mailed or sent to Holders pursuant to this Section 3.03, an Officers’ Certificate of the Company requesting that the Trustee give such notice and setting forth the information to be stated in such notice.

If, and for so long as, any Notes are listed on the Official List of the Exchange and if, and to the extent the rules of the Exchange so require, the Issuer will notify the Exchange of any such notice to the Holders of the relevant Notes and, in connection with such redemption, the Issuer will notify the Exchange of any change in the principal amount of Notes outstanding within the timeframe as prescribed in the listing rules of the Exchange, as may be amended from time to time.

Section 3.04 Effect of Notice of Redemption. Once notice of redemption is sent, Notes called for redemption become, subject to any conditions precedent set forth in the notice, due and payable on the Redemption Date and at the redemption price stated in the notice. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest to but excluding the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date), and such Notes shall be canceled by the Trustee. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Section 3.05 Deposit of Redemption Price. By no later than 10:00 a.m. (London time) on the applicable Redemption Date, the Issuer shall deposit with the Paying Agent (or, if the Company or a Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption which have been delivered by the Issuer to the Trustee for cancellation.

Section 3.06 Notes Redeemed in Part. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note. Subject to any conditions precedent set forth in the applicable notice of redemption, Notes called for redemption become due on the applicable Redemption Date. On and after the applicable Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption.

Section 3.07 Optional Redemption.

(a) At any time and from time to time prior to September 30, 2028, the Notes may be redeemed at the Issuer’s option, in whole or in part, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, plus the Applicable Premium as of the applicable Redemption Date.

(b) On and after September 30, 2028, the Notes may be redeemed, at the Issuer’s option, in whole or in part, at any time and from time to time, at the redemption prices set forth below. The Notes shall be redeemable at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on September 30 of each of the years indicated below:

Year                        Percentage
2028.................................................................. 103.1250%
2029.................................................................. 101.5625%
2030 and thereafter............................................. 100.0000%

(c) At any time on or prior to September 30, 2028, the Issuer may on any one or more occasions redeem up to an aggregate of 40.0% of the aggregate principal amount of the Notes (including the principal amount of any Additional Notes) at a redemption price of 106.2500% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, with the Net Cash Proceeds of a public offering of common stock of the Company; provided, however, that at least 60.0% in aggregate principal amount of the Notes (including the principal amount of any Additional Notes) remains outstanding immediately after the occurrence of such redemption (other than Notes held, directly or indirectly, by the Issuer or its Affiliates) and that such redemption shall occur within 90 days of the date of the closing of such public offering.

(d) In connection with any tender offer for the Notes, including a Change of Control Offer, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, all of the Holders will be deemed to have consented to such tender or other offer and accordingly, the Issuer or such third party shall have the right, upon notice of redemption sent or mailed not more than 30 days following the date of such purchase, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date.

(e) If the Redemption Date with respect to a Note to be redeemed is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest on that Note shall be payable to the Person that was, at the close of business on such record date, the Holder of that Note, and no additional interest for the period to which that interest record date relates shall be payable with respect to that Note.

Section 3.08 Redemption for Tax Reasons. The Issuer may redeem the Notes at its option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, together with any accrued and unpaid interest on the Notes to be redeemed to, but excluding, the redemption date, and all Additional Amounts, if any, then due and that will become due on the redemption date as a result of the redemption or otherwise (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts, if any, in respect thereof), at any time upon giving not less than 30 nor more than 60 days’ prior notice to the Holders, if:

(i) the Issuer or any Guarantor has or will become obligated to pay Additional Amounts with respect to the Notes or any Notes Guarantee as a result of any change in, or amendment to, the laws, regulations, treaties or rulings of the relevant Tax Jurisdiction affecting taxation, which change or amendment is not announced before and becomes effective after the date of the issuance of the Notes; or

(ii) the Issuer or any Guarantor has or will become obligated to pay Additional Amounts with respect to the Notes or any Notes Guarantee as a result of any change in, or amendment to, the existing official written position or the introduction of a written official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published administrative guidance) in the relevant Tax Jurisdiction, which change or amendment is not announced before and becomes effective after the date of the issuance of the Notes.

(b) Notice of any redemption pursuant to this Section 3.08 shall be sent to each Holder (i) by first-class mail to its registered address or (ii) in accordance with the applicable procedures of Euroclear and Clearstream, in each case with a copy to the Trustee. Such notices of redemption shall be sent at least 10 but not more than 60 days before the redemption date.

(c) Prior to any notice of redemption being sent pursuant to this Section 3.08, the Issuer will deliver to the Trustee and the Paying Agent:

(i) a certificate signed by one of the Company’s officers stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right to so redeem have occurred to the effect that the obligation to pay Additional Amounts cannot be avoided by the Issuer or the relevant Guarantor (but, in the case of a Guarantor, only if the payment giving rise to such requirement cannot be made by the Issuer or another Guarantor without the obligation to pay Additional Amounts) by taking reasonable measures available to it; and

(ii) a written opinion of independent legal counsel or an independent tax advisor of nationally recognized standing to the effect that the Issuer or the relevant Guarantor has or will become obligated to pay such Additional Amounts as a result of such change or amendment.

ARTICLE IV
Covenants

Section 4.01 Payment of Notes. The Issuer shall promptly pay the principal of and premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due.

Section 4.02 SEC Reports. Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC (subject to the next sentence) and provide the Trustee and Holders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections (after giving effect to all applicable extensions and cure periods) and containing all the information, audit reports and exhibits required for such reports. If, at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company shall provide the Trustee and Holders with such reports within the time periods specified in such Exchange Act sections for a registrant that is not an accelerated filer or a large accelerated filer; provided, however, that

(i) no certifications or attestations concerning the financial statements or disclosure controls and procedures or internal controls that would otherwise be required pursuant to the Sarbanes-Oxley Act of 2002 shall be required (provided further, however, that nothing contained in the terms herein shall otherwise require the Company to comply with the terms of the Sarbanes-Oxley Act of 2002 at any time when it would not otherwise be subject to such statute);

(ii) the financial statements required of acquired businesses shall be limited to the financial statements (in whatever form) that the Company receives in connection with the applicable acquisition, whether or not audited;

(iii) no financial statements of unconsolidated entities shall be required;

(iv) no financial schedules specified in Regulation S-X under the Securities Act shall be required;

(v) the Company may limit the information disclosed in such reports in respect of Item 402 of Regulation S-K under the Securities Act to the information identified in Item 402 that is included other than through incorporation by reference in the Offering Memorandum (which disclosure regarding such types of information shall be presented in a manner consistent in all material respects with the disclosure so contained in the Offering Memorandum);

(vi) compliance with the requirements of Item 10(e) of Regulation S-K and Regulation G under the Securities Act shall not be required (but the Company shall provide a reconciliation to any non‑GAAP financial measures as defined in Regulation G under the Securities Act);

(vii) information specified in Rules 3-10 and 3-16 of Regulation S-X under the Securities Act with respect to Subsidiaries and affiliates shall not be required; and

(viii) no exhibits pursuant to Item 601 of Regulation S-K under the Securities Act (other than in respect of instruments defining the rights of security holders to the extent such instruments would be required to be filed by paragraph (b)(4) of such Item 601 and material contracts to the extent such contracts would be required to be filed by paragraph (b)(10) of such Item 601) shall be required; provided, however, that contracts required to be filed only by either or both of paragraph (b)(10)(ii)(A) and paragraph (b)(10)(iii) of such Item 601 shall not be required.

References in the immediately-preceding clauses (i) through (viii) to statutory or regulatory provisions include any successor provisions.

Notwithstanding anything to the contrary, so long as the Company is a consolidated Subsidiary of a direct or indirect parent company for financial reporting purposes, the reports and other information required to be filed, provided or furnished pursuant to the first paragraph of this Section 4.02(a) may, at the option of the Company, be those of such parent company, rather than those of the Company, and, if the Company so elects in any such case, may be filed, provided or furnished by such parent company; provided that financial information of such parent company so filed, provided or furnished include a reasonable explanation of the material differences (if any) between the information relating to such parent company, on the one hand, and the information relating to the Company and its consolidated Subsidiaries on a standalone basis, on the other hand.

(b) For so long as any Notes remain outstanding and constitute “restricted securities” as defined in Rule 144 under the Securities Act, during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Issuer and the Guarantors shall furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c) For so long as the Company (or parent company, as applicable) files the foregoing reports and other information with the SEC, the Company shall be deemed to have provided to the Trustee and Holders all of the foregoing reports and other information if the Company (or parent company, as applicable) has filed or furnished such reports and other information with the SEC via the EDGAR filing system or any successor electronic filing system and such reports are publicly available. For the administrative convenience of the Trustee, the Company shall send an electronic copy of each such filing to the Trustee at such e-mail address as the Trustee may specify from time to time in accordance with the notice provisions of this Indenture; provided, however, that failure to send any such electronic copies will not constitute a Default or Event of Default.

(d) To the extent that any report or other information is not filed, provided or furnished within the time periods specified in this Section 4.02 and such report or other information is subsequently filed, provided or furnished, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto will be deemed to have been cured.

(e) The Trustee shall have no duty to review or analyze reports delivered to it. Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt thereof shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the covenants under this Indenture (as to which the Trustee is entitled to certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under this Indenture, or participate in any conference calls.

Section 4.03 Limitation on Indebtedness. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness unless, on the date of such incurrence and after giving effect thereto on a pro forma basis, the Fixed Charge Coverage Ratio exceeds 2.0 to 1.0 (any Indebtedness incurred pursuant to this Section 4.03(a) being herein referred to as “Ratio Indebtedness”).

(b) Section 4.03(a) shall not apply to the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(i) Indebtedness incurred pursuant to any Credit Facility, including the Guarantees thereof by the Guarantors, in an aggregate amount which, when added to all other Indebtedness incurred pursuant to this clause (i) and then outstanding, does not exceed the greater of (x) $4,000.0 million and (y) an amount of Indebtedness that at the time of incurrence does not cause the Consolidated Senior Secured Leverage Ratio for the most recently ended four full fiscal quarters for which financial statements have been delivered to the Trustee, determined on a pro forma basis, to exceed 3.25 to 1.00; provided that for purposes of determining the amount of Indebtedness that may be incurred under this clause (i), all Indebtedness incurred under this clause (i) shall be treated as Consolidated Senior Secured Indebtedness for purposes of the calculation of the Consolidated Senior Secured Leverage Ratio;

(ii) Indebtedness represented by the Notes issued on the Issue Date and the related Notes Guarantees;

(iii) Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date (other than Indebtedness set forth in clauses (i) and (ii) of this Section 4.03(b));

(iv) Refinancing Indebtedness incurred by the Company or any Restricted Subsidiaries to Refinance any Indebtedness that was incurred as Ratio Indebtedness or as Permitted Indebtedness pursuant to clause (ii), (iii), (iv) or (xiii) of this Section 4.03(b);

(v) Indebtedness owing to and held by the Company or any Restricted Subsidiaries; provided, however, that (A) if the Issuer or the Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Notes Obligations and (B)(1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being owed to or held by a Person other than the Company or a Restricted Subsidiary and (2) any sale or other transfer of any such Indebtedness to a Person that is not the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by the provisions set forth in this clause (v);

(vi) Hedging Obligations incurred in the ordinary course of business and not for speculative purposes and, to the extent constituting Indebtedness, Banking Product Obligations;

(vii) Guarantees of the Notes and Guarantees of Indebtedness that was incurred as Ratio Indebtedness or as Permitted Indebtedness pursuant to clause (iv) (to the extent the Refinanced Indebtedness was so guaranteed), (vi), (viii), (ix), (x), (xii) or (xiv) of this Section 4.03(b); provided, however, that if the Indebtedness being Guaranteed is subordinated in right of payment to the Notes or a Notes Guarantee, then such Guarantee shall be subordinated in right of payment to the Notes or such Notes Guarantee to the same extent as the Indebtedness guaranteed;

(viii) Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to obligations in the nature of reimbursement obligations regarding workers’ compensation claims;

(ix) Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred in connection with the disposition of any business, assets or a Subsidiary;

(x) obligations in respect of performance, bid, appeal, surety and similar bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(xi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

(xii) Indebtedness represented by Capital Lease Obligations, Synthetic Leases, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment, and any Indebtedness incurred to Refinance such Indebtedness, in an aggregate amount which, when added to all other Indebtedness incurred pursuant to this clause (xii) and then outstanding, does not exceed the greater of (x) $200.0 million and (y) 4.0% of Consolidated Total Assets;

(xiii) (x) Acquired Indebtedness or (y) Indebtedness incurred to finance a merger or an acquisition; provided, however, that, in each case, after giving effect to the merger or acquisition giving rise to the incurrence thereof, immediately after such merger or acquisition either (x) the Company would be permitted to incur at least $1.00 of additional Ratio Indebtedness pursuant to Section 4.03(a) or (y) the Fixed Charge Coverage Ratio would be greater than the Fixed Charge Coverage Ratio immediately prior to such acquisition or merger;

(xiv) Indebtedness to the extent the net proceeds thereof are promptly used to purchase Notes tendered pursuant to a Change of Control Offer made as a result of a Change of Control;

(xv) additional Indebtedness of the Company or any Restricted Subsidiaries in an aggregate amount which, when added to all other Indebtedness incurred pursuant to the provisions described in this clause (xv) and then outstanding, does not exceed the greater of (x) $500.0 million and (y) 7.0% of Consolidated Total Assets;

(xvi) Indebtedness of any Foreign Subsidiary in an aggregate amount which, when added to all other Indebtedness incurred pursuant to the provisions described in this clause (xvi) and then outstanding, does not exceed the greater of (x) $600.0 million and (y) 10.5% of Consolidated Total Assets; and

(xvii) Indebtedness represented by Permitted Purchase Obligations.

(c) For purposes of determining compliance with this Section 4.03,

(i) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness set forth in Section 4.03(b) or is entitled to be incurred as Ratio Indebtedness pursuant to Section 4.03(a), the Company shall, in its sole discretion, classify such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 4.03, and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred pursuant to the provisions set forth in only one of such clauses described in Section 4.03(b) or pursuant to Section 4.03(a); provided, however, that all Indebtedness outstanding under the PRA Credit Facilities on the Issue Date shall be deemed to have been incurred as Permitted Indebtedness pursuant to Section 4.03(b)(i) and the Notes issued on the Issue Date shall be deemed to have been incurred as Permitted Indebtedness pursuant to Section 4.03(b)(ii);

(ii) the Company shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness set forth in Sections 4.03(a) and 4.03(b); and

(iii) any Permitted Indebtedness originally classified as incurred pursuant to the provisions set forth in one of the clauses of Section 4.03(b) (other than pursuant to clause (i) or (ii) of Section 4.03(b)) may later be reclassified by the Company such that it shall be deemed to have been incurred as Ratio Indebtedness pursuant to Section 4.03(a) or as Permitted Indebtedness pursuant to another clause of Section 4.03(b), as applicable, to the extent that such reclassified Indebtedness could be incurred pursuant to such Section or clause at the time of such reclassification.

(d) Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in interest rates or in the exchange rate of currencies shall not be deemed to be an incurrence of Indebtedness for purposes of this Indenture. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided, however, that the incurrence of the Indebtedness underlying such Guarantee or letter of credit, as the case may be, was subject to and in compliance with this Section 4.03.

(e) For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness shall be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars shall be as provided in such currency agreement. The maximum amount of Indebtedness that the Company and the Restricted Subsidiaries may incur pursuant to this Section 4.03 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in interest rates or the exchange rate of currencies.

Section 4.04 Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly,

(i) declare or pay any dividends or make any other distributions of any sort in respect of any Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in such Capital Stock (other than Disqualified

Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly-Owned Restricted Subsidiary to minority shareholders (or owners of minority interests in the case of a Subsidiary that is an entity other than a corporation));

(ii) purchase, repurchase, redeem, defease or make any other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(iii) purchase, repurchase, redeem, defease or make any other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment, principal installment or scheduled sinking fund payment of any Subordinated Obligations of the Issuer or any Guarantor (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(iv) make any Investment (other than a Permitted Investment) in any Person, (all such payments and other actions set forth in clauses (i) through (iv) of this Section 4.04(a) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default shall have occurred and be continuing (or would result therefrom);

(2) the Company is entitled to incur an additional $1.00 of Ratio Indebtedness pursuant to Section 4.03(a); and

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments made since January 1, 2024 (other than those referred to in clauses (i), (ii) and (iv) through (xii) of Section 4.04(b)) would not exceed the sum of (without duplication):

(A) 50.0% of the Consolidated Net Income accrued during the period (treated as one accounting period) from January 1, 2024 to the end of the most recent fiscal quarter ending immediately prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the aggregate Net Cash Proceeds or Fair Market Value of any asset (other than cash) received by the Company either (x) from the issuance or sale of its Qualified Capital Stock subsequent to January 1, 2024 or (y) as a contribution in respect of its Qualified Capital Stock from its shareholders subsequent to January 1, 2024, but excluding in each case any Net Cash Proceeds that are used to redeem Notes in accordance with Section 3.07(c); plus

(C) the amount by which the principal amount of Indebtedness of the Company (other than Indebtedness owing to a Subsidiary) is reduced upon the conversion or exchange subsequent to January 1, 2024 of any Indebtedness of the Company converted or exchanged for Qualified Capital Stock of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the gross proceeds (prior to fees and transaction expenses) received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding such gross proceeds from sales to a Subsidiary of the Company or to an employee stock ownership or benefit plan of the Company or any of its Subsidiaries); plus

(D) an amount equal to the sum of (x) the aggregate amount of cash and the Fair Market Value of any asset (other than cash) received by the Company or any Restricted Subsidiary subsequent to January 1, 2024 with respect to Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person subsequent to January 1, 2024 and resulting from repurchases, repayments, liquidations or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital, and (y) in the event that the Company redesignates an Unrestricted Subsidiary to be a Restricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; plus

(E) $175.0 million.

(b) The foregoing provisions shall not prohibit:

(i) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made in exchange for, Qualified Capital Stock of the Company or a substantially concurrent cash capital contribution received by the Company from its shareholders with respect to its Qualified Capital Stock;

(ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Issuer or of a Guarantor made in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness of such Person which is permitted to be incurred pursuant to Section 4.03;

(iii) the payment of any dividend, distribution or redemption of any Capital Stock or Subordinated Obligations within 60 days after the date of declaration thereof or call for redemption if, at such date of declaration or call for redemption, such payment or redemption was permitted by Section 4.04(a) (the declaration of such payment shall be deemed a Restricted Payment under Section 4.04(a) as of the date of declaration and the payment itself shall be deemed to have been paid on such date of declaration and shall not also be deemed a Restricted Payment under Section 4.04(a)); provided, however, that any Restricted Payment made in reliance on the provisions set forth in this clause (iii) shall reduce the amount available for Restricted Payments pursuant to Section 4.04(a)(iv)(3) only once;

(iv) so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from officers, former officers, employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such officers, former officers, employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted, or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancellation of Indebtedness) shall not exceed $15.0 million in any calendar year (with unused amounts in any calendar year being carried over to the succeeding calendar years subject to a maximum of $30.0 million in any calendar year);

(v) the declaration and payments of dividends on Disqualified Stock issued pursuant to Section 4.03;

(vi) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options;

(vii) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 4.04 (as determined in good faith by the Board of Directors);

(viii) in the event of a Change of Control (or other similar event described in the applicable agreements governing the applicable Subordinated Obligations as a “change of control”), and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance, discharge, cash-collateralization or other acquisition or retirement of Subordinated Obligations of the Issuer or any Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance, discharge, cash-collateralization or other acquisition or retirement, the Issuer (or a third party to the extent permitted by this Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased (or deposited with the Paying Agent funds sufficient to repurchase) all Notes validly tendered and not withdrawn in connection with such Change of Control Offer;

(ix) payments of intercompany subordinated Permitted Indebtedness, the incurrence of which was permitted by Section 4.03(b)(v); provided, however, with respect to payments other than to the Issuer or a Guarantor, that no Default has occurred and is continuing or would otherwise result therefrom;

(x) other Restricted Payments in an amount which, when taken together with all other Restricted Payments made pursuant to this clause (x), do not exceed $250.0 million so long as the Consolidated Total Leverage Ratio would not exceed 3.0 to 1.0 after giving pro forma effect to such Restricted Payments and all other Restricted Payments since the end of the fiscal quarter used in determining the Consolidated Total Leverage Ratio;

(xi) (A) Permitted Bond Hedge Transactions and Permitted Warrant Transactions in connection with the issuance of Permitted Convertible Notes and satisfaction of the Company’s obligations to pay premiums upon entering into such transactions; (B) payments in connection therewith and delivery of shares of the Company’s Capital Stock upon net share settlement thereof (together with cash in lieu of fractional shares) or set-off, netting and/or payment of an early termination payment or similar payment thereunder upon an early termination thereof, in each case made with the Company’s Capital Stock; (C) issuances of shares of the Company’s Capital Stock and cash payments made in lieu of fractional shares in connection with Permitted Warrant Transactions; (D) cash payments to satisfy obligations in respect of Permitted Bond Hedge Transactions and Permitted Warrant Transactions solely to the extent the Company does not have the option of satisfying such payment obligations through the issuance of the Company’s Capital Stock or is otherwise required to satisfy such payment obligations in cash, it being understood and agreed that any payment made in cash in connection with Permitted Bond Hedge Transactions and Permitted Warrant Transactions by set-off, netting and/or payment of an early termination payment or similar payment thereunder upon any early termination thereof, in each case, after using commercially reasonable efforts to satisfy such obligations (or the portion thereof remaining after giving effect to any netting or set-off against termination or similar payments under an applicable Permitted Bond Hedge Transaction or Permitted Warrant Transaction) by delivery of shares of the Company’s Capital Stock shall be deemed to be a payment obligation required to be satisfied in cash, in an aggregate amount pursuant to this clause (D) not to exceed $55.0 million; (E) any shares received by the Company of its Capital Stock and/or cash on account of settlements and/or terminations of any Permitted Bond Hedge Transactions or Permitted Warrant Transactions; and (F) so long as no Default or Event of Default shall have occurred and be continuing, cash payments to satisfy obligations in respect of Permitted Bond Hedge Transactions and Permitted Warrant Transactions; provided, however that immediately prior to such payment the Company has Sufficient Liquidity;

(xii) cash dividends and distributions by the Company to holders of its Capital Stock in an aggregate amount not to exceed $50.0 million in any fiscal year; or

(xiii) any Restricted Payment made in connection with Permitted Purchase Obligations.

(c) The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the assets (other than cash) proposed to be transferred. In the event that a Restricted Payment meets the criteria of more than one of the exceptions set forth in clauses (i) through (xiii) of Section 4.04(b) or is permitted to be made by Section 4.04(a), the Company, in its sole discretion, may divide and classify such Restricted Payment in any manner that complies with this Section 4.04.

Section 4.05 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) (A) pay dividends or make any other distributions to the Company or any Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness owed to the Company or any Restricted Subsidiaries,

(b) make loans or advances to the Company or any Restricted Subsidiaries, or

(c) transfer any of its properties or assets to the Company or any Restricted Subsidiaries,

except, in each case, for such encumbrances or restrictions existing under or by reason of:

(i) this Indenture and the Notes;

(ii) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date, including the PRA Credit Facilities;

(iii) applicable law;

(iv) any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by the Company or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, however, that, in the case of an instrument governing Acquired Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(v) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(vi) purchase money obligations for property or assets acquired in the ordinary course of business that impose restrictions of the nature set forth in clause (c) of this Section 4.05 on the property or assets so acquired;

(vii) any encumbrance or restriction in an agreement effecting a Refinancing Indebtedness incurred pursuant to an agreement referred to in clause (i), (ii) or (iv) of this Section 4.05 or this clause (vii) or contained in any amendment to an agreement enumerated in such clause (i), (ii) or (iv) or this clause (vii); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are not materially less favorable to the Company (as determined by the Board of Directors in its reasonable and good faith judgment) than encumbrances and restrictions contained in such predecessor agreements;

(viii) in the case of clause (c) of this Section 4.05, restrictions contained in security agreements or mortgages securing Indebtedness of the Company or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to the Liens created thereby, or the Capital Stock of the Person whose assets consist, directly or indirectly, primarily of the property securing such Indebtedness; provided, however, that such Liens were otherwise permitted to be incurred under this Indenture;

(ix) restrictions with respect to any Investment imposed in connection with the making of such Investment;

(x) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(xi) assignment provisions and provisions with respect to the distribution of assets or property or joint venture or partnership interests in joint venture or partnership agreements and other similar agreements entered into in the ordinary course of business that are customary for such agreements; provided, however, that such provisions in the aggregate, in the opinion of the management of the Company, do not materially and adversely affect the ability of the Issuer to make principal or interest payments on the Notes; or

(xii) restrictions relating to Permitted Purchase Obligations SPVs effected in connection with the incurrence of Permitted Purchase Obligations that, in the good faith determination of the Board of Directors of the Company, are necessary or advisable.

Section 4.06 Limitation on Asset Sales. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

(i) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of, or Restricted Subsidiary Equity Interests issued, in such Asset Sale; and

(ii) at least 75.0% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided, however, that, for purposes of the provisions set forth in this clause (ii) and for no other purpose, the amount of (1) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability (or are otherwise extinguished in connection with the transactions relating to such Asset Sale), (2) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or any Restricted Subsidiary into cash or Cash Equivalents within 180 days of receipt, to the extent of the cash or Cash Equivalents received and (3) the Fair Market Value of any property or assets received (including any Capital Stock of any Person that shall be a Restricted Subsidiary following receipt thereof) that are used or useful in any Related Business, in each case shall be deemed to be cash.

Within 365 days after the Company or any Restricted Subsidiary’s receipt of such Net Cash Proceeds, the Company or such Restricted Subsidiary may apply such Net Cash Proceeds, at its option:

(1) to prepay or otherwise pay or repay, purchase, redeem, defease, discharge, cash-collateralize or otherwise acquire or retire (A) Secured Indebtedness of the Issuer or any Guarantor (and, if such Indebtedness is under a revolving credit facility, to correspondingly reduce commitments with respect thereto), (B) Senior Indebtedness (other than Secured Indebtedness) of the Issuer or any Guarantor (and, if such Indebtedness is under a revolving credit facility, to correspondingly reduce commitments with respect thereto); provided, however, that if any such Senior Indebtedness described in this clause (B) other than the Notes are repaid with such Net Cash Proceeds, the Issuer shall equally and ratably reduce the Notes through open-market purchases (provided, however, that such purchases are at or above 100% of the principal amount thereof), by redeeming Notes in accordance with Section 3.07 or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, the pro rata principal amount of the Notes or (C) Indebtedness of a Restricted Subsidiary that is not a Guarantor or the Issuer, in the case of each of clause (A), (B) and (C), other than Indebtedness owed to the Issuer or its Affiliates;

(2) to make an Investment in any one or more businesses (provided, however, that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary if it is not already a Restricted Subsidiary), assets, or property or capital expenditures (including refurbishments), in each case used or useful in a Related Business; or

(3) to make a combination of any prepayments or other payments or repayments, purchases, redemptions, defeasances, discharges, cash collateralizations or other acquisitions or retirements and any Investments permitted by the foregoing clauses (1) and (2).

In the case of an Investment contemplated by clause (2) above or clause (3) above, a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment; provided, however, that in the event such binding commitment is later canceled or terminated for any reason before such Net Cash Proceeds are so applied, the Company or Restricted Subsidiary enters into another binding commitment (a “Second Commitment”) to make an Investment permitted by such clause (ii) or clause (iii) within nine months of such cancellation or termination of the prior binding commitment; provided further, however, that the Company and the Restricted Subsidiaries may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale.

(b) If, on the 366th day after receipt by the Company or a Restricted Subsidiary of Net Cash Proceeds with respect to an Asset Sale, any such Net Cash Proceeds have not been applied as permitted by Section 4.06(a) (such Net Cash Proceeds received and not so applied being “Excess Proceeds” and the date of such 366th day being an “Asset Sale Offer Trigger Date”), the Company or one or more Restricted Subsidiaries shall make an offer to all Holders and, if required or permitted by the terms of any Senior Indebtedness, to the holders of such Senior Indebtedness, to purchase (the “Asset Sale Offer”), on a date not less than 30 nor more than 60 days following the applicable Asset Sale Offer Trigger Date, from all Holders and holders of such Senior Indebtedness on a pro rata basis (or as nearly pro rata as practicable) based on the accreted value or principal amount, as applicable, of the Notes and such Senior Indebtedness tendered pursuant to such Asset Sale Offer, that amount of Notes and such Senior Indebtedness equal to the applicable Excess Proceeds (minus any federal, state, provincial, foreign and local taxes payable as a result of the transfer or deemed transfer of funds from the entity that made the Asset Sale to the entity that is making such Asset Sale Offer) at a price equal to 100.0% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to but excluding the date of purchase (or, in respect of such Senior Indebtedness, the price provided for by the terms of such Senior Indebtedness); provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then, solely for purposes of the definition of Net Cash Proceeds, such conversion or disposition shall be deemed to constitute an Asset Sale, and the Net Cash Proceeds thereof shall be applied in accordance with the provisions of this Section 4.06 governing the application of the Net Cash Proceeds from an Asset Sale. If Holders do not tender Notes in an aggregate principal amount at least equal to the applicable Excess Proceeds for purchase in connection with any Asset Sale Offer, the Company and the Restricted Subsidiaries may use the portion of the Excess Proceeds not used to purchase Notes for any purpose not prohibited by this Indenture. Upon completion of each Asset Sale Offer, the Excess Proceeds shall be reduced by the amount of the Asset Sale Offer. Notwithstanding the occurrence of an Asset Sale Offer Trigger Date, the Company and the Restricted Subsidiaries may defer the Asset Sale Offer until there is an aggregate unutilized Excess Proceeds of at least $50.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Excess Proceeds, and not just the amount in excess of $50.0 million, shall be applied as required pursuant to this Section 4.06). The Company and the Restricted Subsidiaries may satisfy the obligations set forth in this Section 4.06(b) with respect to any Net Cash Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Cash Proceeds prior to an applicable Asset Sale Offer Trigger Date.

If the date on which a Note is purchased pursuant to an Asset Sale Offer is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest on that Note shall be paid to the Person that was, at the close of business on such record date, the Holder of that Note, and no additional interest for the period to which that interest record date relates shall be payable, with respect to that Note, to the Person who tendered that Note pursuant to the Asset Sale Offer.

(c) Each Asset Sale Offer shall be sent to the record Holders as shown on the register of Holders within 30 days following the Asset Sale Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in this Indenture. Upon receiving notice of the Asset Sale Offer, Holders may elect to tender their Notes in whole or in part in amounts equal to €100,000 or in integral multiples of €1,000 in excess thereof in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Excess Proceeds, the tendered Notes shall be purchased on a pro rata basis (or as nearly pro rata as practicable) based on the amount of Notes tendered. An Asset Sale Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

The Company or Restricted Subsidiary, as applicable, shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the requirements of this Section 4.06, the Company or Restricted Subsidiary, as applicable, shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.06 by virtue thereof.

Section 4.07 Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into, or be a party to, any transaction or series of related transactions with any Affiliate of the Company or such Restricted Subsidiary (other than the Company or a Restricted Subsidiary) (each, an “Affiliate Transaction”), except for Affiliate Transactions:

(i) pursuant to terms that, taken as a whole, are not materially less favorable to the Company or such Restricted Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate; and

(ii) if involving aggregate consideration in an amount equal to at least $25.0 million, then the Company shall have delivered to the Trustee a board resolution adopted by a majority of the disinterested members of the Board of Directors approving such Affiliate Transaction and set forth in an Officers’ Certificate of the Company certifying that such Affiliate Transaction complies with Section 4.07(a)(i).
(b) Section 4.07(a) shall not apply to the following:

(i) any employment, consulting, service, indemnification, termination or severance agreement or compensation plan or arrangement entered into by the Company or any Restricted Subsidiary, and the transactions customarily provided for by any such agreement, plan or arrangement;

(ii) reasonable compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans and transactions contemplated thereby) for directors, officers, employees and consultants of the Company and its Subsidiaries;

(iii) transactions between or among the Company and/or any Restricted Subsidiaries;

(iv) any transaction with any non-Affiliate that becomes an Affiliate as a result of such transaction;

(v) (x) any agreement existing on the Issue Date, as in effect on the Issue Date, or as modified, amended, amended and restated, supplemented or replaced so long as the terms of such agreement as modified, amended, amended and restated, supplemented or replaced, taken as a whole, are not materially more disadvantageous to the Company and the Restricted Subsidiaries, taken as a whole, than the terms of such agreement as in effect on the Issue Date, as determined in good faith by the Board of Directors, and (y) any transaction contemplated by any such agreement;

(vi) loans or advances to employees or consultants in the ordinary course of business or approved by the Board of Directors, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time, and cancellation or forgiveness or modification of the terms of such loans or advances;

(vii) the issuance or sale of any Equity Interests (other than Disqualified Stock) of the Company;

(viii) transactions with customers, clients, joint-venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to the Company and the Restricted Subsidiaries in the reasonable determination of the Issuer or are on terms not materially less favorable, taken as a whole, to the Company and the Restricted Subsidiaries than might reasonably have been obtained from a non-Affiliate;

(ix) transactions with a Person that is an Affiliate of the Company or a Restricted Subsidiary solely because the Company directly or indirectly owns Equity Interests in, or controls, such Affiliate, other than transactions with Unrestricted Subsidiaries;

(x) the making of any Restricted Payment not prohibited by Section 4.04 and any Permitted Investments (other than a Permitted Investment described in clause (xv) of the definition thereof);

(xi) the provision of management, financial and operational services by the Company or any Restricted Subsidiary to Unrestricted Subsidiaries or joint ventures on terms that are determined by the Board of Directors to be fair to the Company or such Restricted Subsidiary; and

(xii) any transaction with an Affiliate where the only consideration paid by the Company or any Restricted Subsidiary consists of Equity Interests (other than Disqualified Stock) of the Company.

Section 4.08 Limitation on Line of Business. The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than Related Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole. Section

4.09 Change of Control.

(a) Subject to the provisions of this Section 4.09, upon the occurrence of a Change of Control, unless the Issuer has previously or concurrently mailed or sent a notice of redemption with respect to all the outstanding Notes pursuant to Sections 3.03 and 3.07 (which notice and redemption are not subject to conditions other than consummation of the applicable Change of Control) or Section 3.08, each Holder of Notes shall have the right to require the Issuer to repurchase all or any part (equal to a minimum denomination of €100,000 or integral multiples of €1,000 in excess thereof; provided, however, that Notes of €100,000 or less may only be redeemed in whole and not in part) of such Holder’s Notes pursuant to the offer set forth below (the “Change of Control Offer”) at an offer price equal to 101% of the aggregate principal amount of such Holder’s Notes to be purchased plus accrued and unpaid interest thereon, if any, to but excluding the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, unless the Issuer has previously or concurrently sent a notice of redemption with respect to all the outstanding Notes pursuant to Sections 3.03 and 3.07 (which notice and redemption are not subject to conditions other than consummation of the applicable Change of Control) or Section 3.08, the Issuer send a notice to each Holder (with a copy to the Trustee) describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by this Indenture and set forth in such notice. If the Change of Control Payment Date with respect to a Note is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest on that Note shall be paid to the Person that was, at the close of business on such record date, the Holder of that Note, and the Change of Control Payment with respect to that Note for the period to which that interest record date relates shall not include accrued and unpaid interest thereon. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the requirements of this Section 4.09, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.09 by virtue thereof.

(b) On the Change of Control Payment Date, the Issuer shall, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate of the Company stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer. The Paying Agent shall promptly mail (or, if applicable, transmit by wire transfer) to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note shall be in a principal amount of €100,000 or integral multiples of €1,000 in excess thereof. The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) The Issuer shall not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) the Issuer has previously or concurrently sent a notice of redemption with respect to all the outstanding Notes pursuant to Sections 3.03 and 3.07 (which notice and redemption are not subject to conditions other than consummation of such Change of Control) or Section 3.08. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for such Change of Control at the time of making of the Change of Control Offer. In the case of such a conditional Change of Control Offer, in the Issuer’s discretion, the applicable Change of Control Payment Date may be delayed until such time as the applicable Change of Control shall have occurred, or the repurchase of Notes pursuant to such Change of Control Offer may not occur and such notice may be rescinded in the event that such Change of Control shall not have occurred by the Change of Control Payment Date or by the Change of Control Payment Date as so delayed.

(d) The provisions of this Indenture relating to the Issuer’s obligation to make a Change of Control Offer may be waived or modified with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding prior to the occurrence of a Change of Control.

(e) If, and for so long as, the Notes are listed on the Official List of the Exchange and if, and to the extent that the rules of the Exchange so require, the Issuer will notify the Exchange and submit any documents evidencing such Change of Control (and publish an announcement on the website of the Exchange) within the timeframe as prescribed in the listing rules of the Exchange, as may be amended from time to time.

Section 4.10 Limitation on Liens. The Company shall not, and shall not permit the Issuer or any Guarantor to, directly or indirectly, create, incur, assume, permit or otherwise cause or suffer to exist or to become effective any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of a Subsidiary), whether owned on the Issue Date or thereafter acquired, securing any Indebtedness (the “Initial Lien”) without effectively providing that the Notes, or in the case of an Initial Lien on any property or assets of any Guarantor, the Notes Guarantee of such Guarantor, shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any such Lien thereby created in favor of the Notes or any Notes Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of each Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Notes Guarantee, upon the termination and discharge of such Notes Guarantee in accordance with the terms of this Indenture or (iii) any sale, exchange or transfer otherwise not prohibited by this Indenture to any Person other than the Company or a Restricted Subsidiary of the property or assets secured by such Initial Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness means any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in interest rates or in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 4.11 Additional Guarantors. If any of the Company’s Restricted Subsidiaries (other than Issuer) that is not a Guarantor issues a Guarantee of any Indebtedness of the Issuer or any Guarantor, then, within 60 days, the Company shall cause such Restricted Subsidiary to execute and deliver a supplemental indenture providing for such Restricted Subsidiary’s Notes Guarantee on the terms set forth in Article X; provided, however, that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or any Guarantor’s Notes Guarantee, any such Guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinate in right of payment to such Notes Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or any Guarantor’s Notes Guarantee; and provided further, that such provision shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in contemplation of such Person becoming a Restricted Subsidiary.

Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of this Indenture until released from its Notes Guarantee in accordance with this Indenture.

The Company may, in its sole discretion, cause any Restricted Subsidiary (other than the Issuer) to become a Guarantor by executing and delivering a supplemental indenture to this Indenture providing for such Notes Guarantee.

Section 4.12 Limitation on Investment Company Status. The Company and its Subsidiaries shall not take any action, or otherwise permit to exist any circumstances, that would require the Company to register as an “investment company” under the Investment Company Act of 1940, as amended.

Section 4.13 Further Instruments and Acts. Upon request of the Trustee, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 4.14 Suspension of Certain Covenants.

(a) If on any date following the Issue Date (1) the Notes have an Investment Grade Rating and (2) no Default or Event of Default shall have occurred and be continuing, then beginning on that day and continuing at all times thereafter and subject to the provisions of the second succeeding paragraph of this covenant, the covenants specifically listed under the following sections in this Indenture (collectively, the “Suspended Covenants”) will be suspended:

(i) Section 4.03;

(ii) Section 4.04;

(iii) Section 4.05;

(iv) Section 4.06;

(v) Section 4.07;

(vi) Section 4.11 (but only with respect to any Person that is initially required to become a Guarantor during the Suspension Period (as defined below)); and

(vii) Section 5.01(a)(iv).

(b) During any period that the foregoing covenants have been suspended, the Board of Directors may not designate any of the Restricted Subsidiaries as Unrestricted Subsidiaries pursuant to the definition of “Unrestricted Subsidiary.” Notwithstanding that the Suspended Covenants may be reinstated, the failure to comply with the Suspended Covenants during the Suspension Period (including any action taken or omitted to be taken with respect thereto and including any actions taken at any time pursuant to any contractual obligations arising during the Suspension Period not incurred in contemplation of a reversion of the Suspended Covenants) will not give rise to a Default or Event of Default under this Indenture.

(c) Notwithstanding the foregoing, in the event that the covenants have been suspended and on any subsequent date the Notes no longer have an Investment Grade Rating, the foregoing covenants will be reinstituted as of and from the date of such rating decline (any such date, a “Reversion Date”). The period of time between the suspension of covenants as set forth above and the Reversion Date is referred to as the “Suspension Period.” All Indebtedness incurred (including Acquired Indebtedness) and Disqualified Stock or Preferred Stock issued during the Suspension Period will be deemed to have been incurred or issued in reliance on Section 4.03(a) to the extent such Indebtedness, Disqualified Stock or Preferred Stock would be permitted to be incurred thereunder as of such Reversion Date. To the extent such Indebtedness, Disqualified Stock or Preferred Stock would not be so permitted to be incurred, it will be deemed to be incurred in reliance on the exception provided by Section 4.03(b)(iii). Calculations under the reinstated Section 4.04 will be made as if Section 4.04 had been in effect prior to, but not during, the period that Section 4.04 was suspended as set forth above. For purposes of determining compliance with Section 4.06, the Excess Proceeds from all Asset Sales not applied in accordance with such Section will be deemed to be reset to zero after the Reversion Date. In addition, for purposes of Section 4.07, all agreements and arrangements entered into by the Company and any Restricted Subsidiary with an Affiliate of the Company during the Suspension Period will be deemed to have been entered pursuant to Section 4.07(b)(v), and for purposes of Section 4.05, all contracts entered into during the Suspension Period that contain any of the restrictions contemplated by such covenant will be deemed to have been entered pursuant to

Section 4.05(c)(ii). In addition, this Indenture also permits, without causing a Default or Event of Default, the Company and the Restricted Subsidiaries to honor any contractual commitments to take actions following a Reversion Date; provided, however, that such contractual commitments were entered into during the Suspension Period and not in contemplation of a reversion of the Suspended Covenants. The Issuer shall provide an Officers’ Certificate of the Company to the Trustee indicating the occurrence of any Suspension Period or Reversion Date. The Trustee shall have no obligation to independently monitor the ratings of the Notes, determine or verify if such events have occurred or notify the Holders of any Suspension Period or Reversion Date. The Trustee may provide a copy of such Officers’ Certificate of the Company to any Holder upon request.

Section 4.15 Limited Condition Transactions.

(a) When calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and Asset Sales), in each case, at the option of the Issuer (the Issuer’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCT Test Date”) the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of an irrevocable notice, declaration of a Restricted Payment or similar event), and if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and Asset Sales) and any related pro forma adjustments, the Company or any of the Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued or incurred at the LCT Test Date or at any time thereafter); provided, however, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Company may elect, in its sole discretion, to re-determine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, tests or baskets, (b) except as contemplated in the foregoing clause (a), compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and Asset Sales) and (c) Consolidated Interest Expense for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Issuer in good faith.

(b) For the avoidance of doubt, the Issuer shall have made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT

Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA or Consolidated Total Assets of the Company or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of a Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof (but without netting the cash proceeds thereof)) had been consummated.

ARTICLE V
Successor Company

Section 5.01 When Company May Merge or Transfer Assets. (a) Neither the Company nor the Issuer shall consolidate or merge with or into (whether or not the Company or the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

(i) the Company or the Issuer, as applicable, is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Company or the Issuer, as applicable) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is organized or existing under the laws of the United States, any state thereof or the District of Columbia or, in the case of the Issuer, Luxembourg;

(ii) the Person formed by or surviving any such consolidation or merger (if other than the Company or the Issuer, as applicable) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company or the Issuer, as applicable, under the Notes and this Indenture pursuant to a supplemental indenture;

(iii) except in the case of a merger or consolidation of the Company or the Issuer with or into a Wholly-Owned Restricted Subsidiary of the Company or the Issuer, as applicable, immediately before and after such transaction no Default has occurred and is continuing; and

(iv) except in the case of a merger or consolidation of the Company or the Issuer with or into a Wholly-Owned Restricted Subsidiary of the Company or the Issuer, as applicable, either (A) the Company or the Issuer, applicable, or the Person formed by or surviving any such consolidation or merger (if other than the Company or the Issuer, as applicable), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made shall, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the end of the applicable fiscal quarter, be permitted to incur at least $1.00 of additional Ratio Indebtedness pursuant to Section 4.03(a) or (B) the Fixed Charge Coverage Ratio would be no less than the Fixed Charge Coverage Ratio at such time without giving such pro forma effect thereto.

Upon the consummation of any transaction effected in accordance with this Section 5.01(a), if the Company or the Issuer, as applicable, is not the continuing Person, the resulting, surviving or transferee Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company or the Issuer, as applicable, under this Indenture and the Notes with the same effect as if such successor Person had been named as the Company or the Issuer, as applicable, in this Indenture. Upon such substitution the Company or the Issuer, as applicable, except in the case of a lease, shall be released from its obligations under this Indenture and the Notes.

(b) Each Guarantor (other than the Company, to which paragraph (a) above and not this paragraph (b) shall apply) and other than any Guarantor whose Notes Guarantee is to be released in accordance with the terms of the Notes Guarantee and this Indenture in connection with any transaction not prohibited by Section 4.06) shall not, and the Company shall not cause or permit any such Guarantor to, consolidate with or merge with or into any Person other than the Issuer or another Guarantor unless:

(i) the Person formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is organized and existing under the laws of the United States, any State thereof or the District of Columbia;

(ii) the Person formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all of the obligations of the applicable Guarantor under its Notes Guarantee;

(iii) immediately before and after giving effect to such transaction, no Default has occurred and is continuing; and

(iv) except in the case of a merger or consolidation of a Guarantor with or into a Wholly-Owned Restricted Subsidiary of the Company, immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy Section 5.01(a)(iv).

(c) The following additional condition shall apply to each transaction set forth in Sections 5.01(a) and 5.01(b): the Issuer shall have delivered to the Trustee an Officers’ Certificate of the Company and an Opinion of Counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all covenants and conditions precedent in this Indenture relating to such transaction have been satisfied and, with respect to the Opinion of Counsel only, that such supplemental indenture is enforceable, subject to customary qualifications.

(d) Clauses (iii) and (iv) of Section 5.01(a) and clauses (iii) and (iv) of Section 5.01(b) shall not be applicable to the Company or a Restricted Subsidiary merging with an Affiliate of the Company solely for the purpose of reincorporating the Company or such Restricted Subsidiary in any State of the United States or the District of Columbia.

ARTICLE VI
Defaults and Remedies

Section 6.01 Events of Default. (a) Each of the following constitutes an “Event of Default”:

(i) default in the payment when due of interest on the Notes, which default continues for 30 consecutive days;

(ii) default in payment of the principal of or premium, if any, on the Notes when due, at Stated Maturity, upon optional redemption, upon required repurchase or otherwise;

(iii) default by the Issuer or the Company in the performance of its obligations under Section 5.01(a);

(iv) the Issuer or the Company defaults in the performance of or breaches any other covenant or agreement of the Issuer or the Company, as applicable, in this Indenture or under the Notes (other than a default specified in clause (i), (ii) or (iii) above), and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee to the Issuer or by the Holders of 25.0% or more in aggregate principal amount of the Notes to the Issuer (with a copy to the Trustee);

(v) (A) failure by the Company or any Restricted Subsidiary to make a principal payment on any Indebtedness at or prior to the expiration of the applicable grace period after the final (but not any interim) fixed maturity of such Indebtedness, where the amount of such unpaid principal exceeds $50.0 million or (B) acceleration of Indebtedness of the Company or any Restricted Subsidiary because of a default thereunder, where the total amount of such Indebtedness accelerated exceeds $50.0 million;

(vi) one or more judgments, orders, decrees or arbitration awards are entered against the Company or any Restricted Subsidiaries involving in the aggregate a liability (to the extent not paid when due or covered by insurance) of $50.0 million or more and all such judgments, orders, decrees or arbitration awards have not been paid and satisfied, vacated, discharged, stayed or fully bonded pending appeal within 90 days from the entry thereof;

(vii) except as permitted by this Indenture, any Notes Guarantee of a Significant Subsidiary of the Company, or the Notes Guarantees of a group of Guarantors that, taken together, would constitute a Significant Subsidiary of the Company, is held in a judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Notes Guarantee;

(viii) (a) the Company or any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company pursuant to or within the meaning of any Bankruptcy Law or (b) the Issuer:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a Custodian of it or for any substantial part of its property and assets; or

(D) makes a general assignment for the benefit of its creditors; or takes any comparable action under any foreign laws relating to insolvency; and

(ix) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against (1) the Company or any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company or (2) the Issuer, as applicable, in an involuntary case;

(B) appoints a Custodian of (1) the Company or any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company or (2) the Issuer, as applicable, or for any substantial part of the property and assets of (1) the Company, any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company or (2) the Issuer, as applicable; or

(C) orders the winding up or liquidation of (a) the Company or any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company or (b) the Issuer, as applicable; and the order or decree remains unstayed and in effect for 60 consecutive days or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 consecutive days.

(b) The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

(c) The term “Bankruptcy Law” means Title 11 of the United States Code, or any similar federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

Section 6.02 Acceleration.

(a) If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25.0% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clauses (viii) and (ix) of Section 6.01(a), all outstanding Notes shall become due and payable without further action or notice. Holders may not enforce this Indenture or the Notes except as provided in this Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest.

(b) In the event of a declaration of acceleration because an Event of Default set forth in clause (v) of Section 6.01(a) has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to such clause (v) shall be remedied or cured by the Company or the relevant Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto.

(c) Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (other than a Regulated Bank) (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Issuer and the Trustee that such Holder is not (or, in the case such Holder is Euroclear or Clearstream or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is Euroclear or Clearstream or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the notes in lieu of Euroclear or Clearstream or its nominee, and Euroclear or Clearstream shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

(d) If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officers’ Certificate of the Company stating that the Issuer has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer provides to the Trustee an Officers’ Certificate of the Company stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

(e) Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs. In addition, for the avoidance of doubt, the foregoing paragraphs shall not apply to any Holder that is a Regulated Bank.

(f) For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officers’ Certificate of the Company delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall have no liability to the Issuer, any Holder or any other Person in acting in good faith on a Noteholder Direction.

Section 6.03 Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under this Indenture except a continuing Default in the payment of interest on, or the premium, if any, on, or the principal of, the Notes.

Section 6.04 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or premium, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

Section 6.05 Compliance Certificate. (a) The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer ended after the Issue Date an Officers’ Certificate of the Company (for which one of the certifying Officers shall be the Company’s principal executive officer, principal financial officer or principal accounting officer) stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

(b) The Issuer shall deliver to the Trustee, within 30 days after the Issuer becomes aware of the occurrence thereof, written notice in the form of an Officers’ Certificate of the Company of any Event of Default under clause (iii), (v), (vi), (vii) or (viii) of Section 6.01(a) and any event which with the giving of notice or the lapse of time would become an Event of Default under clause (iv) of Section 6.01(a), its status and what action the Issuer is taking or proposes to take with respect thereto.

Section 6.06 Control by Majority. The Holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, the Notes or, subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability (it being understood that the Trustee has no duty to determine if any directed action is prejudicial to any Holder); provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Section 6.07 Limitation on Suits. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(a) the Holder gives to the Trustee written notice stating that an Event of Default is continuing;

(b) the Holders of at least 25.0% in principal amount of the Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders offer to the Trustee security and/or indemnity satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security and/or indemnity; and

(e) the Holders of a majority in principal amount of the Notes do not give the Trustee a direction inconsistent with the request during such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder. In the event that Definitive Notes are not issued to any owner of a beneficial interest in a Global Note at a time at which such beneficial owner has a right to receive such Definitive Notes pursuant to this Indenture, the Company expressly agrees and acknowledges that (1) such beneficial owner shall have standing to pursue a remedy pursuant to this Indenture to compel the issuance of such Definitive Notes to such beneficial owner and to compel the registration of such Definitive Notes in the name of such beneficial owner in the register maintained by the Registrar with respect to the Notes and (2) such beneficial owner shall be entitled, pending such issuance and registration, to sue for payment (which payment shall only be made following such issuance and registration) of the monetary obligation to be represented by such Definitive Notes. The Company agrees that specific performance is an appropriate form for the remedy referenced in clause (1) of the immediately-preceding sentence and shall not object to such form of such remedy.

Section 6.08 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of or premium, if any, or interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.09 Collection Suit by Trustee. If an Event of Default specified in clauses (i) or (ii) of Section 6.01(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.07.

Section 6.10 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Issuer or any Guarantor, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due to the Trustee under Section 7.07. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting such Holder or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.11 Priorities. If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

FIRST: to the Trustee and Agents for amounts due under Section 7.07;

SECOND: to the Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

THIRD: to the Issuer or, to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

The Trustee may fix a record date and payment date for any payment to the Holders pursuant to this Section 6.11. At least 15 days before such record date, the Trustee shall mail to each Holder and the Issuer a notice that states the record date, the payment date and amount to be paid.

Section 6.12 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.08 or a suit by Holders of more than 10.0% in aggregate principal amount of the Notes.

Section 6.13 Waiver of Stay or Extension Laws. The Issuer (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VII
Trustee

Section 7.01 Duties of Trustee. (a) If an Event of Default has occurred and is continuing, and is actually known to a responsible officer of the Trustee, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are expressly set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.06.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01 and Section 7.02.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(h) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section.

To secure the Issuer’s payment obligations, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, other than money or property held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

Section 7.02 Rights of Trustee. (a) The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate of the Company or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate of the Company or Opinion of Counsel.

(c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or gross negligence.

(e) The Trustee may consult with counsel, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(g) The Trustee shall not be deemed to have knowledge of any Default or Event of Default except (i) during any period it is serving as Registrar and Paying Agent for the Notes, any Event of Default occurring pursuant to Sections 6.01(a)(i) and 6.01(a)(ii), or (ii) any Default or Event of Default of which a Trust Officer shall have (x) received written notification at the office of the Trustee specified in Section 11.02 and such notice references the Notes and this Indenture and indicates it is a “notice of default” or (y) obtained “actual knowledge.” “Actual knowledge” shall mean when a Trust Officer is actually aware of the fact or statement without independent investigation with respect thereto.

(h) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The Trustee may request that the Issuer deliver a certificate of the Company setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(j) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney, at the expense of the Issuer and shall incur no liability of any kind by reason of such inquiry or investigation.

(k) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified and compensated, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, each Agent and any of their respective agents, custodians and other Persons employed to act hereunder.

(l) The Trustee shall not be responsible or liable for any action taken or omitted by it in good faith at the direction of the Holders of not less than a majority in principal amount of the Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture.

(m) Any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any person who, at the time of making such request or giving such authority or consent, is the Holder of any Note shall be conclusive and binding upon future holders of Notes and upon Notes executed and delivered in exchange therefor or in place thereof.

(n) The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.

(o) Any permissive right of the Trustee to take or refrain from taking actions enumerated in this Indenture shall not be construed as a duty.

(p) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authorities and governmental action.

(q) Neither the Trustee nor any of its directors, officers, employees, agents or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Issuer or any Guarantor, or any of their respective directors, members, officers, agents, affiliates or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party. The Trustee shall not be responsible for any inaccuracy in the information obtained from the Issuer or any Guarantor or for any inaccuracy or omission in the records which may result from such information or any failure by the Trustee to perform its duties as set forth herein as a result of any inaccuracy or incompleteness.

(r) If any party fails to deliver a notice relating to an event the fact of which, pursuant to this Indenture, requires notice to be sent to the Trustee, the Trustee may conclusively and without liability rely on its failure to receive such notice as reason to act as if no such event occurred.

Section 7.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may become a creditor of, or otherwise deal with, the Issuer or its Affiliates with the same rights it would have if it were not Trustee. The Paying Agent or Registrar may do the same with like rights.

Section 7.04 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

Section 7.05 Notice of Defaults. If a Default occurs, is continuing and is actually known to the Trustee, the Trustee shall mail to each Holder notice of the Default within 90 days after it having obtained such knowledge. Except in the case of a Default in the payment of principal of or premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a Trust Officer in good faith determines that withholding the notice is not opposed to the interests of the Holders.

Section 7.06 [Reserved] .

Section 7.07 Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time reasonable compensation for its services. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. In the event of the occurrence of an Event of Default or the Trustee considering it expedient or necessary or being requested by the Issuer to undertake duties which the Trustee reasonably determines to be of an exceptional nature or otherwise outside the scope of the normal duties of the Trustee, the Issuer shall pay to the Trustee such additional reasonable remuneration for such duties, which shall be agreed between the Issuer and the Trustee, to the extent reasonably practicable.

The Issuer shall indemnify the Trustee and hold it harmless against any and all loss, liability or expense (including reasonable attorneys’ fees and the costs of enforcing this indemnity) incurred by it in connection with the administration of this trust and the performance of its duties hereunder and regardless of whether any claim involves the Issuer, Holders or any third party. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend any third-party claim and the Trustee may select separate counsel to represent it with respect to such claim, and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence.

To secure the Issuer’s payment obligations in this Section, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and premium, if any, or interest on particular Notes.

The Issuer’s payment obligations pursuant to this Section shall survive the discharge of this Indenture. When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(a)(viii) or (ix) with respect to the Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

This Section shall survive the termination of this Indenture and the resignation or removal of the Trustee.

Section 7.08 Replacement of Trustee. The Trustee may resign at any time by so notifying the Issuer. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Issuer shall remove the Trustee if:

(a) the Trustee is adjudged bankrupt or insolvent;

(b) a receiver or other public officer takes charge of the Trustee or its property; or

(c) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns, is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail (or otherwise send in accordance with applicable procedures of the Depository) a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10.0% in principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

ARTICLE VIII
Discharge of Indenture; Defeasance

Section 8.01 Satisfaction and Discharge. This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights and immunities of the Trustee and rights of registration or transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all outstanding Notes and Notes Guarantees when:

(i) either:

(1) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

(2) all Notes not theretofore delivered to the Trustee for cancellation (a) have become due and payable, (b) shall become due and payable at their stated maturity within one year or (c) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee cash in euros in an amount sufficient or non-callable European Government Obligations, the principal of and interest on which shall be sufficient, or a combination thereof, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(ii) the Issuer has paid all other sums payable under this Indenture by the Issuer; and

(iii) the Issuer has delivered to the Trustee an Officers’ Certificate of the Company and an Opinion of Counsel stating that all covenants and conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

Section 8.02 Legal Defeasance and Covenant Defeasance. (a) Subject to Sections 8.02(b) and 8.03, the Issuer at any time may terminate (1) all its obligations under the Notes and this Indenture (“Legal Defeasance”) or (2) its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14 and 4.15 and 6.05 and the operation of Sections

6.01(a)(iv), 6.01(a)(v), 6.01(a)(vi), 6.01(a)(vii), 6.01(a)(viii) and 6.01(a)(ix) (but, in the case of Sections 6.01(a)(viii) and 6.01(a)(ix), with respect only to Significant Subsidiaries or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary) and the limitations contained in Section 5.01(a)(iv) (“Covenant Defeasance”). The Issuer may exercise a Legal Defeasance notwithstanding its prior exercise of Covenant Defeasance.

If the Issuer exercises a Legal Defeasance, payment of the Notes may not be accelerated because of an Event of Default. If the Issuer exercises a Covenant Defeasance, payment of the Notes may not be accelerated because of an Event of Default specified in Section 6.01(a)(iv), 6.01(a)(v), 6.01(a)(vi), 6.01(a)(vii), 6.01(a)(viii) or 6.01(a)(ix) (but, in the case of Sections 6.01(a)(viii) and 6.01(a)(ix), with respect only to Significant Subsidiaries or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary) or because of the failure of the Issuer to comply with Section 5.01(a)(iv). If the Issuer exercises a Legal Defeasance or a Covenant Defeasance, each Guarantor, if any, shall be simultaneously released from all its obligations with respect to its Notes Guarantee.

Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.

(b) Notwithstanding Sections 8.01 and 8.02(a), the Issuer’s obligations in Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 2.10, 7.07 and 7.08 and in this Article VIII shall survive until the Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.07, 8.06 and 8.07 shall survive.

Section 8.03 Conditions to Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance:

(i) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in euros, non-callable European Government Obligations, or a combination of cash in euros and non-callable European Government Obligations, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of reinvestment, to pay the principal of, premium, if any, and interest due on the outstanding Notes on the stated maturity date or on the applicable Redemption Date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular Redemption Date;

(ii) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (1) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (2) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit);

(v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(vi) the Issuer shall have delivered to the Trustee an Officers’ Certificate of the Company stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer or the Guarantors with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or any Guarantor or others; and

(vii) the Issuer shall have delivered to the Trustee an Officers’ Certificate of the Company and an Opinion of Counsel (which opinion may be subject to customary assumptions and exclusions), each stating that all covenants and conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Before or after a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article III.

Section 8.04 Application of Trust Money. The Trustee shall hold in trust money or Government Securities deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from Government Securities through the Paying Agent and in accordance with this Indenture to the payment of principal of and premium, if any, and interest on the Notes.

Section 8.05 Repayment to Issuer. The Trustee and the Paying Agent shall promptly turn over to the Issuer upon request any excess money or securities held by them at any time.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors.

Section 8.06 Indemnity for European Government Obligations. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed on the Trustee in its capacity as such against deposited European Government Obligations or the principal and interest received on such European Government Obligations.

Section 8.07 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and each Guarantor’s obligations under this Indenture, each Guarantee and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or Government Securities in accordance with this Article VIII; provided, however, that, if the Issuer has made any payment of premium, if any, or interest on or principal of any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE IX
Amendments

Section 9.01 Without Consent of Holders. Notwithstanding Section 9.02, without the consent of any Holder of Notes, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes:

(i) to cure any ambiguity, omission, defect or inconsistency;

(ii) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(iii) to provide for the assumption by a successor corporation of the obligations of the Issuer or a Guarantor to Holders under this Indenture in the case of a merger or consolidation;

(iv) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder;

(v) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(vi) to evidence and provide for the acceptance of appointment under this Indenture of a successor trustee;

(vii) to add one or more Guarantors under this Indenture or to secure the Notes or any of the Notes Guarantees;

(viii) to conform the text of this Indenture, the Notes or any Notes Guarantee to any provision of the section of the Offering Memorandum entitled “Description of Notes”;

(ix) as necessary to conform this Indenture to any exemptive orders under the Trust Indenture Act received by the Issuer or any Guarantor;

(x) to comply with the rules of any applicable securities depositary for Euroclear and Clearstream; or

(xi) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes; provided, however, that (1) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (2) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

Section 9.02 With Consent of Holders. (a) Except as otherwise provided in this Article IX or Section 6.03, this Indenture and the Notes may be amended or supplemented (or a waiver may be granted with respect to any default or noncompliance with any provision thereof) with the written consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Without the consent of each Holder affected thereby, an amendment or waiver may not, among other things:

(i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the principal of or change the fixed maturity of any Note;

(iii) reduce the rate of or change the time for payment of interest on any Note;

(iv) waive a Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(v) (A) release any Guarantor from any of its obligations under its Notes Guarantee other than in accordance with the terms of this Indenture or (B) adversely change any Notes Guarantee, except in each case as provided for in this Indenture;

(vi) make any Note payable in money other than that stated in the Notes;

(vii) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes or to institute suit for the enforcement of any such payment;

(viii) make any change to the provisions applicable to the redemption of any Note as set forth in Section 3.07; provided, however, that any amendment to alter the provisions relating to the dates on which the Notes may be redeemed shall only require consent of Holders of a majority of the outstanding principal amount of the Notes;

(ix) make any change in the ranking or priority of any Note that would adversely affect the Holders; or

(x) make any change in the amendment and waiver provisions.

(b) The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Section 9.03 Notice of Amendments. After an amendment under this Indenture becomes effective, the Issuer shall send to the Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of the amendment.

Section 9.04 [Reserved] .

Section 9.05 Revocation and Effect of Consents and Waivers. (a) A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the execution of such amendment or waiver by the Trustee.

(b) The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action set forth above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately‑preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 9.06 Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

Section 9.07 Trustee To Sign Amendments. The Trustee shall sign any amendment authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities, indemnities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Section 7.01) shall be fully protected in relying upon, an Officers’ Certificate of the Company and an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture.

Section 9.08 Officers’ Certificate and Opinion of Counsel To Trustee. In connection with any amendment, supplement or waiver, the Trustee shall be entitled to receive an Officers’ Certificate of the Company and an Opinion of Counsel, each stating that all conditions precedent to such amendment, supplement or waiver have been satisfied and that such amendment, supplement or waiver is authorized or permitted by this Indenture, and, with respect to such Opinion of Counsel, that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer, if applicable, enforceable against it in accordance with its terms.

ARTICLE X
Guarantees

Section 10.01 Guarantees. Each Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of and premium, if any, and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Issuer under this Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Issuer under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of, payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person (including any Guarantor) under this Indenture, the Notes or any other agreement or otherwise; (2) any extension or renewal of this Indenture, the Notes or any other agreement; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (4) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (5) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (6) except as set forth in Section 10.06, any change in the ownership of such Guarantor.

Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

Except as expressly set forth in Sections 8.01, 8.02, 10.02 and 10.06, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or premium, if any, or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Issuer or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or premium, if any, or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum (without duplication) of (A) the unpaid principal amount, including any premium thereon to the extent such premium has become due and payable, of such Guaranteed Obligations, (B) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (C) all other monetary Guaranteed Obligations of the Issuer to the Holders and the Trustee.

Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations hereby may be accelerated as provided in Article VI for the purposes of such Guarantor’s Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section. Each Guarantor also agrees to pay any and all costs and expenses (including counsel fees and expenses) properly incurred by the Trustee or the Holders in enforcing any rights under this Section.

Section 10.02 Limitation on Liability. Each Guarantor and, by its acceptance of Notes, each Holder hereby confirms that it is the intention of all such parties that the Notes Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state, provincial, foreign or local law to the extent applicable to any Notes Guarantee and that such Guarantor’s Notes Guarantee otherwise be limited to the maximum amount that can be guaranteed under applicable laws. Accordingly, notwithstanding anything to the contrary in this Indenture, the obligations of each Guarantor under its Notes Guarantee shall be limited to the maximum amount that can be guaranteed under applicable laws, including Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state, provincial, foreign or local law, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws. In the event of default in the payment of principal of or premium, if any, and interest in respect of the Notes (including any obligation to repurchase the Notes), the Trustee may institute legal proceedings directly against the relevant Guarantor without first proceeding against the Issuer.

Section 10.03 Successors and Assigns. This Article X shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

Section 10.04 No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article X shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article X at law, in equity, by statute or otherwise.

Section 10.05 Modification. No modification, amendment or waiver of any provision of this Article X, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 10.06 Release of Guarantor. A Guarantor’s Notes Guarantee shall terminate and be of no further force and effect and such Guarantor shall be deemed to be released from all obligations under this Article X:

(a) upon the sale (including any sale pursuant to any exercise of remedies by a holder of Indebtedness of the Issuer or of such Guarantor) or other disposition of such Guarantor (including by way of merger, consolidation or sale of its Capital Stock and whether or not such Guarantor is the surviving corporation in such transaction),

(b) upon the sale or disposition of all or substantially all of the assets of such Guarantor (other than by lease),

(c) upon the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture,

(d) upon exercise by the Issuer of its option to elect Covenant Defeasance or Legal Defeasance pursuant to Article VIII,

(e) upon a liquidation or dissolution of such Guarantor in a manner not prohibited by this Indenture,

(f) upon the release or discharge of the Guarantee that resulted in the creation of such Notes Guarantee pursuant to Section 4.11 (unless, at such time, such Guarantor would be required to provide a Notes Guarantee pursuant to Section 4.11), except a release or discharge by or as a result of payment under such Guarantee, or

(g) upon the discharge of the Issuer’s obligations under this Indenture in accordance with Section 8.01 or otherwise in accordance with the terms of this Indenture;

provided, however, that in the case of clauses (a) and (b) of this Section 10.06, (i) such sale or other disposition is made to a Person other than the Company, a Restricted Subsidiary or any of their Affiliates and (ii) such sale or disposition is otherwise permitted by this Indenture.

At the request of the Issuer, accompanied by an Officers’ Certificate of the Company and Opinion of Counsel confirming that all conditions precedent to such release have been complied with, the Trustee shall execute and deliver an appropriate instrument evidencing such release.

Section 10.07 Contribution. Each Guarantor that makes a payment under its Notes Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.08 Non-Impairment. The failure to endorse a Notes Guarantee on any Note shall not affect or impair the validity of such Notes Guarantee.

ARTICLE XI
Miscellaneous

Section 11.01 Trust Indenture Act Controls. This Indenture is not and will not be qualified under, and does not and will not incorporate or include any of the provisions of, the TIA.

Section 11.02 Notices. Any notice or communication by the Issuer or any Guarantor, on the one hand, or the Trustee, on the other hand, to the other shall be in writing and delivered in person, mailed by first-class mail (registered or certified, return receipt requested), transmitted via facsimile or electronic mail or sent by overnight air courier guaranteeing next-day delivery, addressed as follows:

if to the Company, the Issuer or any Guarantor:

PRA Group, Inc.
120 Corporate Boulevard
Norfolk, Virginia 23502
Email: Latisha.Tarrant@PRAGroup.com
Attention: LaTisha Tarrant, Executive Vice President, General Counsel and Chief Human Resources Officer

with a copy to:

McGuireWoods LLP
Gateway Plaza
800 East Canal Street
Richmond, Virginia 23219-3916
Email: ltaylor@mcguirewoods.com
Attention: W. Lake Taylor, Jr.

if to the Paying Agent, Registrar and Transfer Agent:

U.S. Bank Europe DAC
Block F1, Cherrywood Business Park
Cherrywood, Dublin 18
D18 W2X7, Ireland
Attention: Relationship Management Group – PRA Group
Email: CDRM@usbank.com

if to the Trustee:

U.S. Bank Trustees Limited
125 Old Broad Street, Fifth Floor
London, EC2N 1AR
United Kingdom
Attention: Relationship Management Group – PRA Group
Email: CDRM@usbank.com

The Issuer, any Guarantor, Paying Agent, Registrar, Transfer Agent or the Trustee by notice to the others may designate additional or different addresses, e-mail addresses and/or facsimile numbers for subsequent notices or communications.

Any notice or communication to a Holder shall be mailed by first-class mail (registered or certified, return receipt requested) or sent by overnight air courier guaranteeing next-day delivery to such Holder at such Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed or sent within the time prescribed. All notices or communications shall be deemed to have been duly given at the time delivered in person, if so delivered; three Business Days after being deposited in the mail, postage prepaid, if mailed; upon acknowledgment of receipt, if transmitted via facsimile or electronic mail; and the next Business Day after timely delivery to the courier if sent by overnight air courier guaranteeing next-day delivery; provided that notices to the Trustee shall be deemed to have been given only upon receipt. Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note requires or provides for notice (including any notice of redemption) or any other communication to a Holder, whether by mail or otherwise, such notice or communication shall be sufficiently given, with respect a Holder of Global Notes, if given to the Depository (or its designee) in accordance with the applicable procedures of the Depository.

Failure to mail or send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is delivered, mailed, transmitted or sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance on such waiver.

In case it shall be impracticable to give notice in the manner provided above, including by reason of a suspension of regular mail service, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

Section 11.03 Communication by Holders with Other Holders. Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes.

Section 11.04 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture, the Issuer shall furnish to the Trustee:

(a) an Officers’ Certificate of the Company in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel (who may rely upon an Officers’ Certificate of the Company as to matters of fact), all such conditions precedent have been complied with.

Section 11.05 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 6.05) shall include:

(a) a statement that the individual making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such individual, the individual has made such examination or investigation as is necessary to enable the individual to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

Section 11.06 When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 11.07 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 11.08 Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or any other day on which banking institutions or trust companies are authorized or required by applicable law, regulation or executive order to close or be closed in the State of New York, London, United Kingdom, Dublin, Ireland, Luxembourg (or in connection with any payment, the place of payment), or, if at any time the Notes shall be listed on the Exchange.

Section 11.09 Governing Law; Waiver of Jury Trial; Jurisdiction. THIS INDENTURE AND THE NOTES, INCLUDING ANY NOTES GUARANTEES, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. FOR THE AVOIDANCE OF DOUBT, THE APPLICATION OF ARTICLES 470-1 TO 470-19 (BOTH INCLUDED) OF THE LUXEMBOURG LAW ON COMMERCIAL COMPANIES, DATED AUGUST 10, 1915, AS AMENDED, IS EXPRESSLY EXCLUDED. EACH OF THE ISSUER, THE GUARANTORS, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE AND THE NOTES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS.

Section 11.10 No Recourse Against Others. No manager, director, officer, employee, incorporator or shareholder of the Issuer or the Company, and no manager, director, trustee, officer, employee, incorporator or shareholder (other than the Company or a Restricted Subsidiary) of any Subsidiary, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Notes, this Indenture or any Notes Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. This waiver and release shall be part of the consideration for the issue of the Notes.

Section 11.11 Successors. All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 11.12 Multiple Originals. This Indenture (and any document delivered in connection with this Indenture) shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

Section 11.13 Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part of this Indenture and shall not modify or restrict any of the terms or provisions of this Indenture.

Section 11.14 Entire Agreement. This Agreement and the exhibits hereto set forth the entire agreement and understanding of the parties related to this transaction and supersedes all prior agreements and understandings, oral or written.

Section 11.15 Severability. In case any provision in this Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 11.16 No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or any of its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 11.17 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation any act or provision of any present or future law or regulation or governmental authority, labor dispute, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes, disease, epidemic, pandemic, quarantine, national emergency, or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, communications systems failure, malware or ransomware, unavailability of the Federal Reserve Bank wire or telex system, other applicable wire or funds transfer systems, or unavailability of any securities clearing system; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

Section 11.18 U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information within the Company’s custody or control or as the Company may reasonably obtain that the Trustee may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 11.19 Judgment Currency. Any payment on account of an amount that is payable in euros which is made to or for the account of any Holder of Notes or the Trustee or Paying Agent in lawful currency of any other jurisdiction (the “Judgment Currency”), whether as a result of any judgment or order or the enforcement thereof or the liquidation of the Issuer or a Guarantor, shall constitute a discharge of the Issuer’s or such Guarantor’s obligation under this Indenture and the Notes or the Notes Guarantee, as the case may be, only to the extent of the amount of euros that such Holder or the Trustee, as the case may be, could purchase in the London foreign exchange markets with the amount of the Judgment Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first Business Day following receipt of the payment in the Judgment Currency. If the amount of euros that could be so purchased is less than the amount of euros originally due to such Holder or the Trustee, as the case may be, the Issuer and the Guarantors shall indemnify and hold harmless the Holder or the Trustee, as the case may be, from and against all loss or damage arising out of, or as a result of, such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Indenture or the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any holder or the Trustee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

Section 11.20 Contractual Recognition of Bail-in.

(a) The Agents are authorized and regulated by the Central Bank of Ireland (“CBOI”).

(b) In connection with the worldwide effort against the funding of terrorism and money laundering activities, the Agents may be required under various national laws and regulations to which they are subject to obtain, verify and record information that identifies each person who opens an account with it. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Agents shall be entitled to ask for documentation to verify such entity’s formation and legal existence as well as financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

(c) The parties to this Indenture acknowledge and agree that the obligations of the Agents under this Indenture are limited by and subject to compliance by them with

EU and US Federal anti-money laundering statutes and regulations. If the Agents or any of their directors know or suspect that a payment is the proceeds of criminal conduct, such person is required to report such information pursuant to the applicable authorities and such report shall not be treated as a breach by such person of any confidentiality covenant or other restriction imposed on such person under this Indenture, by law or otherwise on the disclosure of information. The Agents shall be indemnified and held harmless by the Issuer and the Guarantors, jointly and severally, from and against all losses suffered by them that may arise as a result of the Agents being prevented from fulfilling their obligations hereunder due to the extent doing so would not be consistent with applicable statutory anti-money laundering requirements.

(d) Notwithstanding anything to the contrary in this Indenture or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of the Agents arising under this Indenture or any such other document, to the extent such liability is unsecured or not otherwise exempted, may be subject to the write-down and conversion powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto; and

(ii) the effects of any Bail-in Action on any such liability, including, if applicable:

(1) a reduction in full or in part or cancellation of any such liability;

(2) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such party, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Indenture or any other agreement; or

(3) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any Resolution Authority.

(ii) For the purposes of this Section 11.20 the following terms shall have the following meanings:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority to exercise any Write-down and Conversion Powers.

“Write-Down and Conversion Powers” means,

(1) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(2) any powers under the Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and any similar or analogous powers under that Bail-In Legislation.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

PRA GROUP EUROPE HOLDING II S.À R.L.

By: /s/ Rakesh Sehgal
Name: Rakesh Sehgal
Title: Attorney-in-Fact on behalf of PRA Group                                                             Europe Holding II S.à r.l.

PRA Group, Inc.

By: /s/ Rakesh Sehgal
Name: Rakesh Sehgal
Title: Executive Vice President and Chief Financial Officer

CLAIMS COMPENSATION BUREAU, LLC
PRA AUTO FUNDING, LLC
PRA FINANCIAL SERVICES, LLC
PRA HOLDING I, LLC
PRA HOLDING II, LLC
PRA HOLDING III, LLC
PRA HOLDING IV, LLC
PRA HOLDING V, LLC
PRA HOLDING VI, LLC
PRA HOLDING VII, LLC
PRA RECEIVABLES MANAGEMENT, LLC
PORTFOLIO RECOVERY ASSOCIATES, LLC
as Guarantors

By: PRA GROUP, INC., its sole member

By: /s/ Rakesh Sehgal
Name: Rakesh Sehgal
Title: Executive Vice President and Chief Financial Officer

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

U.S. BANK TRUSTEES LIMITED, as Trustee

By: /s/ Michael Leong
Name: Michael Leong
Title: Authorised Signatory

U.S. BANK EUROPE DAC, as Paying Agent, Registrar and Transfer Agent

By: /s/ Michael Leong
Name: Michael Leong
Title: Authorised Signatory

RULE 144A/REGULATION S APPENDIX
to the Indenture, dated as of September 30, 2025,
among PRA Group Europe Holding II S.à r.l., a private limited liability company (société à responsabilité limitée)
incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 53, Boulevard
Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and
Companies (Registre de Commerce et des Sociétés Luxembourg) under number B185155, the Guarantors (as defined therein) listed
on the signature pages thereto, U.S. Bank Trustees Limited, as trustee, and U.S. Bank Europe DAC, as paying agent, transfer agent and registrar (the “Indenture”).

PROVISIONS RELATING TO INITIAL NOTES AND
REPLACEMENT NOTES

1. Definitions

1.1 Definitions. For the purposes of this Rule 144A/Regulation S Appendix (this “Appendix”), the following terms shall have the meanings indicated below (and other capitalized terms used but not defined in this Appendix shall have the meanings given to them in the Indenture, except as the context requires otherwise):

“Common Depositary” means with respect to the Notes, U.S. Bank Europe DAC, its nominees and their respective successors, acting in the capacity of common depository for Euroclear and Clearstream or, as applicable, such other nominee of or custodian for Euroclear and/or Clearstream, as applicable, as may be acceptable to the Company and named or otherwise appointed in accordance with the customary practice or policies of Euroclear or Clearstream.

“Definitive Note” means a certificated Note bearing, if required, the restricted securities legend set forth in Section 2.3(c) of this Appendix.

“Distribution Compliance Period” means, with respect to any Notes, the period of 40 consecutive days beginning on the later of (i) the day on which such Notes are first offered to Persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S and (ii) the issue date with respect to such Notes.

“Initial Purchasers” means (1) with respect to the Initial Notes issued on the Issue Date, DNB Carnegie, a division of DNB Bank ASA, ING Bank N.V., Nordea Bank Abp, SB1Markets AS, MUFG Securities (Europe) N.V., Truist Securities, Inc., BofA Securities Europe SA, Citizens JMP Securities, LLC, Fifth Third Securities, Inc., Capital One Securities, Inc., KeyBank Capital Markets Inc., Raymond James & Associates, Inc. and Regions Securities LLC and (2) with respect to each issuance of Additional Notes, the Persons purchasing such Additional Notes under the related Purchase Agreement.

“Notes” means (1) €300.0 million aggregate principal amount of 6.250% Senior Notes due 2032 issued on the Issue Date and (2) Additional Notes, if any, issued in a transaction exempt from the registration requirements of the Securities Act.

“Original Notes” means Notes issued on September 30, 2025.

“Purchase Agreement” means (1) with respect to the Initial Notes issued on the Issue Date, the Purchase Agreement, dated September 24, 2025, among the Issuer, the Guarantors party thereto and the Initial Purchasers, and (2) with respect to each issuance of Additional Notes, the purchase agreement or underwriting agreement among the Issuer, the Company and the Persons purchasing such Additional Notes.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Restrictive Legends” means the Restricted Note Legend, the Regulation S Legend, the Regulation S Global Note Legend and the Temporary Regulation S Global Note Legend.

“Securities Act” means the Securities Act of 1933.

“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the legend set forth in Section 2.3(c) of this Appendix.

1.2 Other Definitions.
Term                                 Defined in Section of this Appendix:
“Agent Members”......................................................................................         2.1(b)
“Global Note”...........................................................................................         2.1(a)
“Permanent Regulation S Global Note”.......................................................     2.1(a)
“Regulation S”..........................................................................................         2.1
“Regulation S Global Note”.......................................................................     2.1(a)
“Rule 144A”.............................................................................................         2.1
“Rule 144A Global Note”..........................................................................         2.1(a)
“Temporary Regulation S Global Note” .....................................................     2.1(a)

2. The Notes.

2.1 Form and Dating.

The Notes will be offered and sold by the Issuer, from time to time, pursuant to one or more Purchase Agreements. The Notes will be resold initially only to QIBs in reliance on Rule 144A under the Securities Act (“Rule 144A”) and in reliance on Regulation S under the Securities Act (“Regulation S”). Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S, subject to the restrictions on transfer set forth herein.

(a) Global Notes. Notes initially resold pursuant to Rule 144A shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form (collectively, the “Rule 144A Global Note”) with the restricted securities legend set forth in Exhibit A to this Indenture, and Notes initially resold pursuant to Regulation S shall be issued initially in the form of one or more global securities in fully registered form with the global securities legend and the applicable restricted securities legend set forth in Exhibit A to this Indenture (the “Temporary Regulation S Global Note”) or with such other legends as may be appropriate. Except as set forth in this Section 2.1(a) and Section 2.3(b), beneficial ownership interest in a Temporary Regulation S Global Note will be exchangeable for interests in a Rule 144A Global Note or a permanent global note (the “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Note, the “the “Regulation S Global Note”) or a Definitive Note in registered certificated form only after the expiration of the Distribution Compliance Period and then only upon certification in form reasonably satisfactory to the Trustee that beneficial ownership interests in such Temporary Regulation S Global Note are owned either by non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the

Securities Act without interest coupons and with the global securities legend and restricted securities legend set forth in Exhibit A to this Indenture, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Common Depositary, and registered in the name of the Common Depositary or its nominee, duly executed by the Issuer and authenticated by the Trustee or the Authentication Agent as provided in this Indenture. The Rule 144A Global Note and Regulation S Global Note are collectively referred to herein as “Global Notes.” The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Registrar as hereinafter provided.

(b) Book‑Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with the Common Depositary.

The Issuer shall execute and the Authentication Agent shall, in accordance with this Section 2.1(b) and pursuant to an order of the Issuer, authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Common Depositary or its nominee, and (b) shall be delivered by the Authentication Agent to the Common Depositary.

Members of, or participants, in Euroclear or Clearstream (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Common Depositary or under such Global Note, and the Common Depositary or its nominee as registered holder of such Global Note may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Issuer, the Trustee or any agent of the Company, the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Common Depositary or impair, as between Euroclear and Clearstream and their Agent Members, the operation of customary practices of the Clearing Systems governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(c) Definitive Notes. Except as provided in Section 2.3 or 2.4 of this Appendix, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of Definitive Notes.

2.2 Authentication. The Authentication Agent shall authenticate and deliver: (1) Original Notes for original issue in an aggregate principal amount of €300.0 million or (2) additional Notes, if and when issued, in an aggregate principal amount as established in or pursuant to a resolution of the Board of Managers of the Issuer, as applicable, upon a written order of the Issuer signed by two Officers of the Company or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount established in or pursuant to a resolution of the Board of Directors of the Company, except as provided in Section 2.08 of this Indenture.

2.3 Transfer and Exchange
.
(a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(x) to register the transfer of such Definitive Notes; or

(y) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(ii) if such Definitive Notes bear a restricted securities legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:

(A) if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or

(B) if such Definitive Notes are being transferred to the Issuer, a certification to that effect; or

(C) if such Definitive Notes are being transferred pursuant to an exemption from registration in accordance with Rule 144 under the Securities Act, (i) a certification to that effect and (ii) if the Issuer or the Trustee so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(c)(i) of this Appendix.

(b) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Common Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of Euroclear and Clearstream therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with Euroclear’s and Clearstream’s procedures containing information regarding the participant account of Euroclear or Clearstream to be credited with a beneficial interest in the Global Note and such account shall be credited in accordance with such instructions with a beneficial interest in the Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.4 of this Appendix), a Global Note may not be transferred as a whole except by the Common Depositary to a nominee of the Common Depositary or by a nominee of the Common Depositary to the Common Depositary or another nominee of the

Common Depositary or by the Common Depositary or any such nominee to a successor Common Depositary or a nominee of such successor Common Depositary.

(iv) Restrictions on Transfer of Temporary Regulation S Global Notes.

(A) During the Distribution Compliance Period, beneficial ownership interests in Temporary Regulation S Global Notes may only be sold, pledged or transferred (i) to the Issuer, (ii) in an offshore transaction in accordance with Rule 904 of Regulation S (other than a transaction resulting in an exchange for an interest in a Permanent Regulation S Global Note) or (iii) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States; and

(B) Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in form reasonably satisfactory to the Trustee) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable).

(c) Legend.

(i) Except as permitted by the following paragraph (ii), each certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT:

(A) SUCH SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY:

(i) (a) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (c) OUTSIDE THE UNITED STATES TO A NON‑U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR 904 UNDER THE SECURITIES ACT, OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS

OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL AND OTHER CERTIFICATIONS AND DOCUMENTS IF THE ISSUER SO REQUESTS),

(ii) TO THE ISSUER, OR

(iii) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT
AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND IN EACH CASE SUBJECT TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF THIS SECURITY BY THE HOLDER OR BY ANY INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL; AND

(B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE.

THIS SECURITY MAY NOT BE ACQUIRED OR HELD WITH THE ASSETS OF (I) AN “EMPLOYEE BENEFIT PLAN” (AS DEFINED IN SECTION 3(3) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)) THAT IS SUBJECT TO ERISA, (II) A “PLAN” WHICH IS SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), (III) ANY ENTITY DEEMED UNDER ERISA TO HOLD “PLAN ASSETS” OF ANY OF THE FOREGOING BY REASON OF AN EMPLOYEE BENEFIT PLAN’S OR PLAN’S INVESTMENT IN SUCH ENTITY, OR (IV) A GOVERNMENTAL PLAN, CHURCH PLAN OR NON-U.S. PLAN SUBJECT TO APPLICABLE LAW THAT IS SIMILAR IN PURPOSE OR EFFECT TO THE FIDUCIARY RESPONSIBILITY OR PROHIBITED TRANSACTION PROVISIONS OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAW”), UNLESS THE ACQUISITION AND HOLDING OF THIS SECURITY BY THE PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAW, AND NONE OF THE ISSUER, THE INITIAL PURCHASERS, THE TRUSTEE NOR ANY OF THEIR RESPECTIVE AFFILIATES (COLLECTIVELY, THE “TRANSACTION PARTIES”) IS A FIDUCIARY OF SUCH PURCHASER OR TRANSFEREE IN CONNECTION WITH THE ACQUISITION AND HOLDING OF THIS SECURITY (UNLESS, SOLELY WITH RESPECT TO AN ACQUISITION IN WHICH AN AFFILIATE OF A TRANSACTION PARTY ACTS AS A FIDUCIARY TO THE PURCHASER, A STATUTORY OR ADMINISTRATIVE EXEMPTION APPLIES (ALL OF THE APPLICABLE CONDITIONS OF WHICH ARE SATISFIED) OR THE TRANSACTION IS NOT OTHERWISE PROHIBITED). BY ITS ACQUISITION OR HOLDING OF THIS SECURITY, EACH PURCHASER AND TRANSFEREE WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT THE FOREGOING REQUIREMENTS HAVE BEEN SATISFIED.”

Each Definitive Note will also bear the following additional legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(ii) Upon any sale or transfer of a Transfer Restricted Note (including any Transfer Restricted Note represented by a Global Note) pursuant to Rule 144 under the Securities Act:

(A) in the case of any Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note; and

(B) in the case of any Transfer Restricted Note that is represented by a Global Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note, in either case, if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).

(d) Cancellation or Adjustment of Global Note . At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, redeemed, repurchased or canceled, such Global Note shall be returned by the Common Depositary to the Registrar for cancellation pursuant to its customary practice. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Common Depositary with respect to such Global Note, and by the Common Depositary, to reflect such reduction.

(e) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Authentication Agent shall authenticate Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.06, 4.09 and 9.06 of this Indenture).

(iii) The Registrar shall not be required to register the transfer of or exchange of any Note selected for redemption (except, in the case of a Note to be redeemed in part, the portion of a Note not to be redeemed) or to transfer or exchange any Notes for a period beginning 15 days before the selection of Notes to be redeemed or 15 days before the mailing of a notice of redemption or an offer to repurchase Notes or 15 days before an interest payment date.

(iv) Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(v) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(f) No Obligation of the Trustee .

(i) The Trustee shall have no responsibility, liability, or obligation to any beneficial owner of a Global Note, a member of, or a participant in Euroclear or Clearstream or any other Person with respect to the accuracy of the records of the Common Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Common Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Common Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Common Depositary subject to the applicable rules and procedures of Euroclear or Clearstream. The Trustee may rely and shall be fully protected in relying upon information furnished by the Clearing Systems with respect to their members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Clearing Systems participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4 Definitive Notes

(a) A Global Note deposited with the Common Depositary pursuant to Section 2.1 of this Appendix shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 of this Appendix and (i) the Common Depositary notifies the Issuer that it is unwilling or unable to continue as a Common Depositary for such Global Note or if at any time the relevant Clearing System ceases to be a “clearing agency” registered under the Exchange Act, and a successor Common Depositary or Clearing System is not appointed by the Issuer within 90 days of such notice, or (ii) a Default or an Event of Default has occurred and is continuing or (iii) the Issuer, in its sole discretion, notifies the Registrar in writing that it elects to cause the issuance of Definitive Notes under this Indenture.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Common Depositary to the Registrar, to be so transferred, in whole or from time to time in part, without charge, and the Authentication Agent shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Definitive Notes issued in exchange for any portion of a Global Note transferred pursuant to this Section shall be executed, authenticated and delivered only in denominations of €100,000 and any integral multiples of €1,000 in excess thereof and registered in such names as the Common Depositary shall direct. Any Definitive Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(d) of this appendix, bear the restricted securities legend set forth in Exhibit A to this Indenture.

(c) The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii) of this Appendix, the Issuer will promptly make available to the Registrar a reasonable supply of Definitive Notes in definitive, fully registered form without interest coupons.

Exhibit I
to
RULE 144A/REGULATION S APPENDIX
to the Indenture, dated as of September 30, 2025 among PRA Group
Europe Holding II S.à r.l., a private limited liability company (société à
responsabilité limitée) incorporated and existing under the laws of the
Grand Duchy of Luxembourg, having its registered office at 53,
Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg,
registered with the Luxembourg Register of Commerce and Companies
(Registre de Commerce et des Sociétés Luxembourg) under number
B185155, the Guarantors (as defined therein) listed on the signature pages thereto, U.S. Bank Trustees Limited, as trustee, and U.S. Bank
Europe DAC, as paying agent, transfer agent and registrar

[FORM OF FACE OF INITIAL NOTE]

[Insert the Global Note Legend, if applicable]
[Insert the Regulation S Global Note Legend, if applicable]
[Insert the Restricted Note Legend, if applicable]
[Insert the Regulation S Legend, if applicable]
[Insert the Temporary Regulation S Global Note Legend, if applicable]
[Insert the Definitive Note Legend, if applicable]

Common Code No. ___________                     ISIN _____________________
No. € ____________________

6.250% Senior Notes due 2032

PRA Group Europe Holding II S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 53, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés Luxembourg) under number B185155, promises to pay to ____________________, or registered assigns, the principal sum of _______________ euros (€ ) (as such sum may be increased or decreased as reflected on the Schedule of Increases and Decreases in Global Note attached hereto) on September 30, 2032.

Interest Payment Dates: March 31 and September 30, commencing on March 31, 2026.

Record Dates: March 15 and September 15 immediately preceding the relevant interest payment date.

Additional provisions of this Note are set forth on the other side of this Note.

Dated:

PRA GROUP EUROPE HOLDING II S.À R.L.

By______________________________________
Name: Rakesh Sehgal
Title: Attorney-in-Fact on behalf of PRA Group Europe Holding II S.à r.l.

CERTIFICATE OF
AUTHENTICATION

U.S. BANK EUROPE DAC,
not in its personal capacity, but in its capacity as
Authentication Agent appointed by
U.S. BANK TRUSTEES LIMITED,
as Trustee,

certifies that this is one of the Notes referred to in the Indenture.

By______________________________________
Authorized Signatory

Date: ___________________________________

[FORM OF REVERSE SIDE OF INITIAL NOTE]
6.250% Senior Notes due 2032

1. Interest

PRA Group Europe Holding II S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg (such private limited liability company, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuer will pay interest on the Notes semiannually in arrears on March 31 and September 30 of each year, commencing March 31, 2026, or if any such day is not a Business Day, on the next succeeding Business Day and Holders will not be entitled to any further interest or other payment as a result of any such delay. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date (or, in the case of any Additional Notes as to which no interest has been paid, from any later date as specified in such Additional Notes). Interest will be computed on the basis of a 360-day year of twelve 30‑day months. The Issuer will pay interest on overdue principal at the rate borne by this Note, and it will pay interest on overdue installments of interest at the same rate to the extent lawful.

2. Method of Payment

The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on March 15 and September 15 immediately preceding the respective interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer will pay principal and interest in euros or such other lawful currency of the participating member states in the Third Stage of European Economic and Monetary Union of the Treaty Establishing the European Community that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by Euroclear or Clearstream. The Issuer will make all payments in respect of a Definitive Note (including principal, premium and interest), by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a definitive Note will be made by wire transfer if such Holder elects payment by wire transfer by giving written notice to the Paying Agent (with a copy to the Trustee) to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Paying Agent may accept in its discretion).

3. Paying Agent, Transfer Agent and Registrar

Initially, U.S. Bank Europe DAC shall act as Paying Agent, Transfer Agent and Registrar. The Issuer may appoint and change any Paying Agent, Transfer Agent or Registrar without notice. PRA Group, Inc. (the “Company”) or any Wholly-Owned Restricted Subsidiary of the Company incorporated or organized within the United States of America may act as Paying Agent, Transfer Agent or Registrar.

4. Indenture

The Issuer issued the Notes under an Indenture, dated as of September 30, 2025 (the “Indenture”), among the Issuer, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Issuer shall be entitled, subject to its compliance with Section 4.03 of the Indenture, to issue Additional Notes pursuant to Section 2.13 of the Indenture. The Initial Notes issued on the Issue Date and any Additional Notes and Replacement Notes will be treated as a single class for all purposes under the Indenture. The Indenture contains covenants (i) that impose certain limitations on the ability of the Company, the Issuer and the Restricted Subsidiaries to, among other things, incur or guarantee additional indebtedness; pay dividends or distributions on, or redeem or repurchase, capital stock; make investments; engage in transactions with Affiliates; create liens on assets; transfer or sell assets; guarantee indebtedness; and restrict dividends or other payments of subsidiaries; and (ii) that impose certain limitations on the ability of the Issuer and each Guarantor to consolidate, merge or transfer all or substantially all of its assets. These covenants are subject to important exceptions and qualifications.

5. Optional Redemption

At any time and from time to time prior to September 30, 2028, the Notes may be redeemed at the Issuer’s option, in whole or in part, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, plus the Applicable Premium as of the applicable Redemption Date.

On and after September 30, 2028, the Notes may be redeemed, at the Issuer’s option, in whole or in part, at any time and from time to time, at the redemption prices set forth below. The Notes shall be redeemable at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on September 30 of each of the years indicated below:

Year                            Percentage
2028.................................................................. 103.1250%
2029.................................................................. 101.5625%
2030 and thereafter............................................. 100.000%

At any time on or prior to September 30, 2028, the Issuer may on any one or more occasions redeem up to an aggregate of 40.0% of the aggregate principal amount of the Notes at a redemption price of 50% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, with the Net Cash Proceeds of a public offering of common stock of the Issuer; provided, however, that at least 60.0% in aggregate principal amount of the Notes remains outstanding immediately after the occurrence of such redemption (other than Notes held, directly or indirectly, by the Issuer or its Affiliates) and that such redemption shall occur within 90 days of the date of the closing of such public offering.

In connection with any tender offer for the Notes, including a Change of Control Offer, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, all of the Holders will be deemed to have consented to such tender or other offer and accordingly, the Issuer or such third party will have the right, upon notice of redemption sent or mailed not more than 30 days following the date of such purchase, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date.

If the Redemption Date with respect to a Note to be redeemed is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest on that Note shall be payable to the Person that was, at the close of business on such record date, the Holder of that Note, and no additional interest for the period to which that interest record date relates shall be payable with respect to that Note.

6. Redemption for Tax Reasons

The Issuer may redeem the Notes at its option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, together with any accrued and unpaid interest on the Notes to be redeemed to, but excluding, the redemption date, and all Additional Amounts, if any, then due and that will become due on the redemption date as a result of the redemption or otherwise (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts, if any, in respect thereof), at any time upon giving not less than 30 nor more than 60 days’ prior notice to the Holders, if: (i) the Issuer or any Guarantor has or will become obligated to pay Additional Amounts with respect to the Notes or any Notes Guarantee as a result of any change in, or amendment to, the laws, regulations, treaties or rulings of the relevant Tax Jurisdiction affecting taxation, which change or amendment is not announced before and becomes effective after the date of the issuance of the Notes; or the Issuer or any Guarantor has or will become obligated to pay Additional Amounts with respect to the Notes or any Notes Guarantee as a result of any change in, or amendment to, the existing official written position or the introduction of a written official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published administrative guidance) in the relevant Tax Jurisdiction, which change or amendment is not announced before and becomes effective after the date of the issuance of the Notes.

7. Notice of Redemption

If less than all of the Notes are to be redeemed at any time, the Notes to be redeemed will be selected on a pro rata basis, by lot or another method that the Trustee deems to be fair and appropriate in accordance with the applicable procedures of the depositary; provided, however, that no Notes of €100,000 in aggregate principal amount or less shall be redeemed in part and only Notes in integral multiples of €1,000 will be redeemed. None of the Paying Agent, the Registrar or the Trustee will be liable for any selection made in accordance with this paragraph.

Notices of redemption shall be sent to each Holder whose Notes are to be redeemed (i) by first-class mail to its registered addresses or (ii) in accordance with the applicable procedures of Euroclear and Clearstream, in each case with a copy to the Trustee. Such notices of redemption shall be sent at least 10 but not more than 60 days before the Redemption Date (except that notices of redemption may be sent more than 60 days before the Redemption Date in connection with a Legal Defeasance, Covenant Defeasance or discharge of the Indenture pursuant to Section 8.01 of the Indenture) to each Holder of Notes to be redeemed at its registered address with a copy to the Trustee. The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect thereto may be performed by another Person. Notice of any redemption of the Notes may, at the Issuer’s discretion, be given prior to the completion of a transaction (including incurrence of Indebtedness, a Change of Control or other transaction), and any redemption or notice of redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including completion of a related transaction. If a redemption or notice of redemption of the Notes is so subject to satisfaction of one or more conditions precedent, in the Issuer’s discretion, the applicable Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived), or such redemption may not occur and the applicable notice of redemption may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived) by the applicable Redemption Date, or by the applicable Redemption Date as so delayed. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Subject to any conditions precedent set forth in the applicable notice of redemption, Notes called for redemption become due on the applicable Redemption Date. On and after the applicable Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption.

If, and for so long as, any Notes are listed on the Official List of the Exchange and if, and to the extent the rules of the Exchange so require, the Issuer will notify the Exchange of any such notice to the Holders of the relevant Notes and, in connection with such redemption, the Issuer will notify the Exchange of any change in the principal amount of Notes outstanding within the timeframe as prescribed in the listing rules of the Exchange, as may be amended from time to time.

8. Repurchase of Notes at the Option of the Holders upon Change of Control and Asset Sales

Upon a Change of Control, any Holder of Notes will have the right to cause the Issuer to repurchase all or any part (equal to a minimum denomination of €100,000 or in integral multiples of €1,000 in excess thereof; provided, however, that Notes of €100,000 or less may only be redeemed in whole and not in part) of the Notes of such Holder at a repurchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to but excluding the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the related interest payment date) as provided in, and subject to the terms of, the Indenture.

In accordance with Section 4.06 of the Indenture, the Company will be required to offer to purchase Notes upon the occurrence of certain events.

9. Guarantee

The payment by the Issuer of the principal of, and premium and interest on, the Notes is fully and unconditionally guaranteed on a joint and several senior basis by each of the Guarantors to the extent set forth in the Indenture.

10. Denominations; Transfer; Exchange
The Notes are in registered form without coupons, in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of 15 days prior to a selection of Notes to be redeemed or 15 days before an interest payment date.

11. Persons Deemed Owners
The registered Holder of this Note shall be treated as the owner of it for all purposes.

12. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment.

13. Discharge and Defeasance

Subject to certain conditions, the Issuer at any time shall be entitled to terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money in euros, non-callable European Government Obligations or a combination thereof for the payment of principal and interest Notes (including premium, if any) on the Notes, in each case, to redemption or maturity.

14. Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (a) the Indenture and the Notes may be amended or supplemented (and waivers granted with respect to any provisions thereof) with the written consent of the Holders of a majority in principal amount of the Notes then outstanding and (b) any default or noncompliance with any provision thereof may be waived with the written consent of the Holders of a majority in principal amount of the Notes then outstanding. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes; to provide for the assumption by a successor corporation of the obligations of the Issuer or a Guarantor to Holders under the Indenture in the case of a merger or consolidation; to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder; to evidence and provide for the acceptance of appointment under the Indenture of a successor trustee; to add one or more Guarantors under the Indenture or to secure the Notes or any of the Notes Guarantees; to conform the text of the Indenture, the Notes or any Notes Guarantee to any provision of the section of the Offering Memorandum entitled “Description of Notes”; to comply with the rules of any applicable securities depositary; or to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (1) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (2) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

15. Defaults and Remedies

Under the Indenture and subject to the terms of the Indenture, Events of Default include: (i) default in the payment when due of interest on the Notes, which default continues for 30 consecutive days; (ii) default in payment of the principal of or premium, if any, on the Notes when due, at Stated Maturity, upon optional redemption, upon required repurchase or otherwise; (iii) failure by the Issuer or the Company to comply with other agreements in the Indenture or the Notes, in certain cases subject to notice or lapse of time; (iv) certain accelerations (including failure to pay within any grace period after final maturity) of other Indebtedness if the amount accelerated (or so unpaid) exceeds $50.0 million; (v) certain judgments or decrees for the payment of money in excess of $50.0 million; (vi) certain defaults with respect to the Notes Guarantees; and (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or the Company. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.

16. Trustee Dealings with the Issuer

Subject to certain limitations imposed by the Indenture, the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may become a creditor of, or otherwise deal with, the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

17. No Recourse Against Others

No manager, director, officer, employee, incorporator or shareholder of the Issuer or the Company, and no manager, director, trustee, officer, employee, incorporator or shareholder (other than the Company or a Restricted Subsidiary) of any Subsidiary of the Company, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Notes, the Indenture or any Notes Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. This waiver and release shall be part of the consideration for the issue of the Notes.

18. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authentication agent) manually signs the certificate of authentication on the other side of this Note.

19. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).Governing Law.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. FOR THE AVOIDANCE OF DOUBT, THE APPLICATION OF ARTICLES 470-1 TO 470-19 (BOTH INCLUDED) OF THE LUXEMBOURG LAW ON COMMERCIAL COMPANIES, DATED AUGUST 10, 1915, AS AMENDED, IS EXPRESSLY EXCLUDED.

20. Identification Numbers

The Issuer has caused ISIN and Common Code numbers to be printed on the Notes and has directed the Trustee to use such numbers in notices of redemption as a convenience to Noteholders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture that has in it the text of this Note. Requests may be made to:

Jeffrey Williams
Global Treasurer
PRA Group Europe Holding II S.à r.l.
c/o PRA Group, Inc.
150 Corporate Boulevard
Norfolk, VA 23502

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

_____________________________________________________________________________ (Print or type assignee’s name, address and zip code)

_____________________________________________________________________________ (Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint _________________________ agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: ___________________ Your Signature: ________________________________________                      Sign exactly as your name appears on the other side of this Note.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the applicable period referred to in Rule 144(d) under the Securities Act after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)    ☐ to the Issuer; or

(2)    ☐ inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(3)    ☐ outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in accordance with Rule 904 under the Securities Act of 1933; or

(4)    ☐ pursuant to the exemption from registration provided by Rule 144 under the Securities Act of 1933; or

(5)    ☐ pursuant to any other available exemption from the registration requirements of the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (4) is checked, the Trustee shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, such as the exemption provided by Rule 144 under such Act.

__________________________________________
Signature
Signature Guarantee:

________________________________ _________________________________________
Signature must be guaranteed Signature

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated: _________________________     ________________________________________ Notice: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL NOTES]
SCHEDULE OF INCREASES AND DECREASES IN GLOBAL NOTE
The following increases or decreases in this Global Note have been made:

Date of exchange

Amount of decrease in principal amount of this Global Note

Amount of increase in principal amount of this Global Note

Principal amount of this Global Note following such decrease or increase

Signature of authorized officer of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.06 or 4.09 of the Indenture, check the box: ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.06 or 4.09 of the Indenture, state the amount in principal amount: €_________________

Dated: __________________________Your Signature:_______________________________ (Sign exactly as your name appears on the other side of this Note.)

Signature Guarantee: ___________________________________________________________ (Signature must be guaranteed)

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

Exhibit II
to
RULE 144A/REGULATION S APPENDIX
to the Indenture, dated as of September 30, 2025, among PRA Group Europe Holding II S.à r.l., a private limited liability company (société à
responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 53,
Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies
(Registre de Commerce et des Sociétés Luxembourg) under number B185155, the Guarantors (as defined therein) listed on the signature pages thereto, U.S. Bank Trustees Limited, as trustee, and U.S. Bank Europe DAC, as paying agent, transfer agent and registrar

Form of
Transferee Letter of Representations

PRA Group Europe Holding II S.à r.l.

In care of
U.S. Bank Europe DAC

Block F1, Cherrywood Business Park
Cherrywood, Dublin 18
D18 W2X7, Ireland

Ladies and Gentlemen:

This certificate is delivered to request a transfer of €[ ] principal amount of the 6.250% Senior Notes due 2032 (the “Notes”) of PRA Group Europe Holding II S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 53, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés Luxembourg) under number B185155 (the “Issuer”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least equal to €500,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (i) to the Issuer or any of its wholly owned subsidiaries, (ii) in the United States to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (iii) outside the United States in a transaction in accordance with the provisions of Rule 904 under the Securities Act, (iv) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if available), (v) under any other available exemption from the registration requirements of the Securities Act or (vi) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (vi) subject to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws and in each of cases (iii), (iv) and (v) subject to the Issuer’s and the Trustee’s right prior to any such offer sale or transfer to require to the delivery of an opinion of counsel, certification and/or other information satisfactory to each of the Issuer and the Trustee. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (iii), (iv) or (v) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuer and the Trustee.

TRANSFEREE: __________________________,

by: ___________________________________